                                                                     Exhibit 2.1

                              PURCHASE AGREEMENT

                                 By and among

                        Material Sciences Corporation,

                          MSC Specialty Films, Inc.,

                             Bekaert Corporation,

                                      And

                               N.V. Bekaert S.A.


                             Dated:  June 10, 2001

                               Table of Contents

1.       SALE AND PURCHASE OF MEMBERSHIP INTERESTS IN ISF AND NEWCO.......   3
         1.1    Sale, Assignment and Transfer.............................   3
         1.2    Purchase Price............................................   3
         1.3    Payment of Purchase Price.................................   4
         1.4    Post-Closing Purchase Price Adjustments...................   4
         1.5    Allocation of Purchase Price..............................   6
         1.6    Business Day..............................................   6
         1.7    Conveyance of Title.......................................   7
2.       PURCHASE OF INTELLECTUAL PROPERTY BY NVB OR ITS AFFILIATE........   7
         2.1    Purchase of Intellectual Property Assets..................   7
         2.2    Research Frontiers Agreement..............................   8
         2.3    Purchase Price Allocation.................................   8
         2.4    Conveyance of Title.......................................   8
3.       REPRESENTATIONS AND WARRANTIES OF THE MSC PARTIES................   8
         3.1    Organization..............................................   8
         3.2    Agreements................................................  10
         3.3    Financial.................................................  11
         3.4    Legal.....................................................  15
         3.5    Business..................................................  17
         3.6    Assets....................................................  24
         3.7    Real Property.............................................  27
         3.8    Environmental Matters.....................................  28
         3.9    Health and Safety Matters.................................  29
         3.10   Brokers and Finders.......................................  30
         3.11   Full Disclosure...........................................  30
4.       REPRESENTATIONS AND WARRANTIES OF THE BEKAERT PARTIES............  30
         4.1    Organization and Power....................................  30
         4.2    Agreements................................................  30
         4.3    Investment Intent.........................................  31
         4.4    Brokers and Finders.......................................  31
         4.5    Full Disclosure...........................................  31
5.       INTENTIONALLY LEFT BLANK.........................................  31
6.       PRE-CLOSING COVENANTS............................................  32
         6.1    Consents of Third Parties.................................  32
         6.2    Conduct of Business.......................................  32
         6.3    Forbearance by the MSC/SFI Entities.......................  32
         6.4    Insurance and Maintenance of Assets.......................  33
         6.5    Access....................................................  33
         6.6    Satisfaction of Conditions................................  33
         6.7    Public Announcements......................................  33
         6.8    Subsidiary Reorganizations................................  33

         6.9    No Negotiation.............................................................  33
7.       CLOSING...........................................................................  34
         7.1    Conditions to the MSC Parties' Obligations.................................  34
         7.2    Conditions to the Bekaert Parties' Obligations.............................  35
         7.3    Intentionally Omitted......................................................  38
         7.4    Closing....................................................................  38
         7.5    Termination................................................................  39
         7.6    Effect of Termination......................................................  39
8.       POST-CLOSING AND SPECIAL COVENANTS................................................  40
         8.1    Miscellaneous Covenants....................................................  40
         8.2    Employment.................................................................  41
         8.3    Employee Programs..........................................................  41
         8.4    Non-Solicitation/No Hire of Employees......................................  46
         8.5    Nondisclosure; Noncompetition..............................................  47
         8.6    Dispute Resolution.........................................................  49
         8.7    Survival of Contribution and Joint Venture Formation Agreement.............  51
         8.8    Access to Information......................................................  51
         8.9    Resale Certificates........................................................  51
         8.10   Collection of Monies.......................................................  52
9.       INDEMNIFICATION...................................................................  52
         9.1    Survival; Right to Indemnification Not Effected by Knowledge...............  52
         9.2    Indemnification by the MSC Parties.........................................  52
         9.3    Indemnification by Bekaert.................................................  54
         9.4    Third Party Claims.........................................................  54
         9.5    Procedure for Indemnification - Other Claims...............................  55
         9.6    Special Procedures Relating to Environmental Liabilities...................  55
         9.7    Time Limitations on Indemnification by the MSC Parties.....................  57
         9.8    Time Limitations on Indemnification by the Bekaert Parties.................  57
         9.9    Limitations on Indemnification Amounts by the MSC Parties..................  58
         9.10   Limitations on Indemnification Amounts by Bekaert..........................  59
         9.11   Exceptional Product Warranty Claims........................................  59
10.      CONSTRUCTION AND MISCELLANEOUS....................................................  61
         10.1   Definitions................................................................  61
         10.2   Notices....................................................................  70
         10.3   Binding Effect.............................................................  72
         10.4   Headings...................................................................  72
         10.5   Exhibits Schedules and Disclosure Letter...................................  72
         10.6   Counterparts...............................................................  73
         10.7   No Waiver of Rights........................................................  73
         10.8   Pronouns...................................................................  73
         10.9   Time Periods...............................................................  73
         10.10  Modification or Amendment..................................................  73
         10.11  Entire Agreement...........................................................  73
         10.12  No Assignment..............................................................  73

         10.13  Severability...............................................  73
         10.14  Governing Law..............................................  74
         10.15  Survival...................................................  74
         10.16  No Third Party Beneficiaries...............................  74
         10.17  Mutual Non-Disclosure Agreement and Letter of Intent.......  74

Schedules
---------

1.4.1           Preliminary Closing Trial Balance
1.4.2           Working Capital Adjustment
1.4.3           Foreign Subsidiaries Cash-on-Hand Adjustment
1.4.4           Total EVA Plan Adjustment
1.4.5           Total SERP Adjustment
1.4.6           Foreign Subsidiary Intercompany Account Balance
1.4.7           Post-Closing Adjustment Summary
2.1.1           Trademarks
2.1.2           Patents
2.1.4           License Agreements
7.2.16          Released Guarantees
8.3.2           Restricted Stock/Transferred Employees
8.5.2           Noncompetition/Noninterference

Disclosure Schedule

Exhibits
--------

7.1.4           Form of Bekaert Parties Officer's Certificate
7.1.10          Form of Exclusive Supply Agreement
7.1.11          Form of Services Agreement
7.1.12          Form of License Agreement
7.2.5           Form of MSC Parties Officer's Certificate
7.2.14          Form of Contribution Agreement
8.3.2           Form of Long Term Cash Award Agreement


The registrant hereby agrees to furnish the above Schedules to the Securities and Exchange Commission upon request.

                              PURCHASE AGREEMENT
                              ------------------

     THIS AGREEMENT ("Agreement"), dated as of this 10/th/ day of June, 2001, is made among Material Sciences Corporation ("MSC"), a Delaware corporation, with its principal office at 2200 East Pratt Boulevard, Elk Grove Village, IL 60007, MSC Specialty Films, Inc. ("MSC/SFI"), a California corporation and wholly-owned subsidiary of MSC, with its principal office at 4540 Viewridge Avenue, San Diego, CA 92123 (MSC and MSC/SFI, collectively, herein the "MSC Parties"), and Bekaert Corporation ("Bekaert"), a Delaware corporation and wholly-owned subsidiary of N.V. Bekaert S.A., with its principal office at 3200 West Market Street, Suite 303, Akron, OH 44333, and N.V. Bekaert S.A. ("NVB"), a Belgian corporation, with its principal office at Bekaertstraat 2, B-8550, Zwevegem, Belgium (Bekaert and NVB, collectively, herein the "Bekaert Parties").

                                   RECITALS:

     A. MSC/SFI (directly or through its subsidiaries) is in the business of developing, manufacturing, marketing, distributing and selling coated flexible substrates and films for both industrial and window film applications and has substantial and valuable experience in such business (as conducted by MSC/SFI and its subsidiaries, herein the "Business").

     B.   MSC/SFI is a wholly-owned subsidiary of MSC.

     C. Bekaert, through its Affiliates, is in the business, among other activities, of developing, manufacturing, marketing and selling specialized sputtered thin films on flexible substrates and has substantial and valuable experience in such business.

     D.   Bekaert is a wholly-owned subsidiary of NVB.

     E. MSC/SFI and Bekaert formed Innovative Specialty Films, LLC ("ISF"), a Delaware limited liability company, as a joint venture entity whose initial purpose was to establish, own and operate development and production facilities in the United States of America and Belgium to develop and manufacture sputter coated films and to market and sell them to a variety of end-use markets.

     F.   As of the date hereof, MSC/SFI owns 50% of ISF.

     G. Prior to the Closing of this transaction, two of MSC/SFI's wholly owned subsidiaries, Pro Marketing, Inc., a Nebraska corporation ("Pro Marketing"), and Solar-Gard International, Inc., a Florida corporation ("Solar-Gard"), will be merged with and into MSC/SFI. MSC/SFI will be the surviving entity. As a result of the Solar-Gard merger, MSC/SFI will own all of the equity in MSC Specialty Films (UK) Ltd., a United Kingdom corporation, Solar Gard

(SEA) Pte, Ltd., a Singapore corporation, and MSC Specialty Films (Canada) Inc., an Ontario corporation.

     H. Prior to the Closing of this transaction, MSC/SFI will form a wholly owned Delaware limited liability company ("Newco"). MSC/SFI will contribute the Business through the contribution of substantially all of its assets (including the assets that were formerly owned by Pro Marketing and Solar-Gard) to Newco in accordance with that certain Contribution Agreement, between the MSC Parties and Newco (the "Contribution Agreement"), in the form attached hereto as Exhibit 7.2.14.

     I.   Upon forming Newco, MSC/SFI will transfer to Newco the stock of three
(3) of its wholly owned subsidiaries, MSC Specialty Films (Australasia) Pty. Limited, an Australian corporation, MSC Specialty Films de Mexico S.A. de C.V., a Mexican corporation, and Specialty Films de Services Company S.A. de C.V., a Mexican corporation, except that 1% of the stock of each of MSC Specialty Films de Mexico S.A. de C.V. and Specialty Films de Services Company S.A. de C.V. (the "Mexican Subsidiaries") will be transferred to another Foreign Subsidiary.

     J. MSC/SFI desires to sell to Bekaert all of MSC/SFI's right, title and interest in and to its membership interest in ISF (the "ISF Membership Interest") and in and to its membership interest in Newco (the "Newco Membership Interest"), in accordance with the terms and conditions set forth in this Agreement.

     K. MSC/SFI desires to sell to NVB, or its designated Affiliate, all of MSC/SFI's right, title and interest in and to the Intellectual Property and MSC desires to sell to NVB, or its designated Affiliate, all of MSC's right, title and interest in and to a certain agreement with Research Frontiers Incorporated, and NVB, or its designated Affiliate, desires to purchase such intellectual property, in accordance with the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the promises hereinafter set forth, and for other good and valuable consideration, the mutual receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.   SALE AND PURCHASE OF MEMBERSHIP INTERESTS IN ISF AND NEWCO.
     ----------------------------------------------------------

     1.1  Sale, Assignment and Transfer.  Subject to the terms and conditions of
          -----------------------------
this Agreement, at the Closing, MSC/SFI shall sell, assign and transfer to Bekaert all of MSC/SFI's right, title and interest in and to the ISF Membership Interest and the Newco Membership Interest, and Bekaert shall purchase the ISF Membership Interest and the Newco Membership Interest from MSC/SFI.

     1.2  Purchase Price.  Subject to the adjustments hereinafter provided in
          --------------
Section 1.4,
the purchase price (the "Purchase Price") for the ISF Membership Interest, the Newco Membership Interest and the NVB Intellectual Property Rights shall be an amount equal to One Hundred Twenty-Two Million, One Hundred Thirty-Seven Thousand, One Hundred Ninety-Five US Dollars (US $122,137,195).

     1.3  Payment of Purchase Price.  At the Closing, Bekaert and/or NVB shall
          -------------------------
pay MSC/SFI the Purchase Price via wire transfer of immediately available funds to an account designated by MSC/SFI.

     1.4  Post-Closing Purchase Price Adjustments.
          ---------------------------------------

          1.4.1  Closing Trial Balance Procedure.  Within thirty (30) days
                 -------------------------------
following the Closing Date, Bekaert shall cause to be prepared and delivered to MSC/SFI a consolidated closing trial balance for the Companies (the "Preliminary Closing Trial Balance"), together with copies of all workpapers, notes and other information relating to the preparation thereof. The Preliminary Closing Trial Balance shall be prepared in accordance with GAAP consistently applied with the February 28, 2001 audited financial statements except for Bekaert-approved changes in accounting for ISF on a two month lag; shall be based on physical inventories taken as of the Closing Date; and shall be in the form set forth as an example in Schedule 1.4.1. During the thirty (30) day period following MSC/SFI's receipt of the Preliminary Closing Trial Balance, Bekaert shall cooperate, in good faith, with MSC/SFI in connection with MSC/SFI's review and analysis of the Preliminary Closing Trial Balance. Within such thirty (30) day period, MSC/SFI shall inform Bekaert in writing of any objections it may have with respect to the Preliminary Closing Trial Balance. The Preliminary Closing Trial Balance shall be deemed accepted by MSC/SFI if no objections are received by Bekaert during such thirty (30) day period and shall become the Final Closing Trial Balance. If MSC/SFI provides Bekaert with objections to the Preliminary Closing Trial Balance, the parties shall negotiate in good faith to resolve any disputes relating thereto. If the disputes cannot be resolved between the parties within thirty (30) days following MSC/SFI's notice, all issues in dispute shall be submitted to a mutually acceptable accounting firm, and such accounting firm's determination as to the issues in dispute shall be final and binding on all the parties. The fees and expenses of such accounting firm shall be paid equally by MSC/SFI and Bekaert. The Preliminary Closing Trial Balance, after all adjustments pursuant to the foregoing procedures, shall be considered the "Final Closing Trial Balance."

          1.4.2  Working Capital Adjustment.  The parties acknowledge that the
                 --------------------------
Purchase Price assumes that the Consolidated Closing Purchased Working Capital outlined as on Schedule 1.4.2 shall be Fifteen Million Two Hundred and Fifty Thousand US Dollars (US $15,250,000) (the "Target Working Capital"). Accordingly, if the Consolidated Closing Purchased Working Capital reflected on the Final Closing Trial Balance, is greater than the Target Working Capital, the Purchase Price shall be increased, dollar for dollar, by the amount that the Consolidated Closing Purchased Working Capital exceeds the Target Working Capital. If, on the other hand, the Consolidated Closing Purchased Working Capital reflected on the Final Closing Trial Balance is less than the Target Working Capital, the Purchase Price shall be decreased, dollar for dollar, by the amount that the Consolidated Closing Purchased Working Capital is less than such amount. The calculation for the working capital adjustment shall be in the form set forth as an example in
Schedule 1.4.2. The foregoing adjustment shall be coordinated and netted with the other Purchase Price adjustments provided for in this Section 1.4 as set forth in Section 1.4.7.

          1.4.3  Foreign Subsidiaries Cash-on-Hand Adjustment.  The parties
                 --------------------------------------------
acknowledge that the Purchase Price assumes that the aggregate cash-on-hand and cash equivalents of the Foreign Subsidiaries on the Closing Date shall be Three Hundred Thousand US Dollars (US $300,000) (the "Target Foreign Cash Amount"). Accordingly, if the aggregate cash on hand and cash equivalents of the Foreign Subsidiaries reflected on the Final Closing Trial Balance is greater than the Target Foreign Cash Amount, the Purchase Price shall be increased, dollar for dollar, by the amount that the Target Foreign Cash Amount exceeds such amount. If, on the other hand, the Target Foreign Cash Amount is less than the aggregate amounts reflected on the Final Closing Trial Balance, the Purchase Price shall be decreased, dollar for dollar, by the amount that the Target Foreign Cash Amount is less than such aggregate amounts. The calculation for the Foreign Subsidiaries' cash-on-hand adjustment shall be in the form set forth as an example in Schedule 1.4.3. The foregoing adjustment shall be coordinated and netted with the other Purchase Price adjustments provided for in this Section
1.4 as set forth in Section 1.4.7.

          1.4.4  EVA Plan Adjustment.  The parties acknowledge that the Purchase
                 -------------------
Price assumes that the estimated aggregate June 29, 2001 amount of the bonuses related to the EVA Plan is Four Hundred and Fifty-Six Thousand Seven Hundred Eighty-Six US Dollars (US $456,786) excluding the "banked" portion of the amount assumed to be accrued under the EVA Plan as of June 29, 2001 (the "Preliminary EVA Plan Accrual"). Within thirty (30) days after the Closing Date, Bekaert shall prepare and deliver to MSC/SFI a calculation of a revised EVA Plan accrual (the "Adjusted EVA Plan Accrual") determined by adjusting the Preliminary EVA Plan Accrual to account for (i) employee hirings, terminations and changes in compensation from May 25, 2001 to the Closing Date; and (ii) the actual EVA performance of MSC/SFI through the Closing Date. The Purchase Price assumes an estimated EVA bank balance on a discounted basis of Five Hundred Seventy-Four Thousand Five Hundred Fifty-Nine US Dollars (US $574,559). The estimated EVA bank achievement (Eighty-Nine Thousand Four Hundred Seventy-One US Dollars (US $89,471)) shall be adjusted to account for increases or decreases in the discounted achievement at June 29, 2001. The adjustment to the Purchase Price made pursuant to this Section 1.4.4 (the "Total EVA Plan Adjustment") shall be in the form set forth as an example in Schedule 1.4.4. If the Total EVA Plan Adjustment is a positive amount, the Purchase Price shall be increased, dollar for dollar by the Total EVA Plan Adjustment. If the Total EVA Plan Adjustment is a negative amount, the Purchase Price shall be decreased dollar for dollar by the Total EVA Plan Adjustment. The foregoing adjustment shall be coordinated and netted with the other Purchase Price adjustments provided for in this Section
1.4 as set forth in Section 1.4.7.

          1.4.5  SERP Adjustment.  The Purchase Price will be adjusted in
                 ---------------
accordance with Section 8.3.6. The Total SERP Adjustment shall be in the form set forth on Schedule 1.4.5. The foregoing adjustment shall be coordinated and netted with the other Purchase Price adjustments provided for in this Section
1.4 as set forth in Section 1.4.7.

          1.4.6  Certain Foreign Subsidiary Intercompany Accounts Adjustment.
                 -----------------------------------------------------------
An adjustment will be made to the Purchase Price for the intercompany accounts of the Foreign Subsidiaries listed on Schedule 1.4.6 as of the Closing Date. Within thirty (30) days after the Closing Date, Bekaert and the MSC Parties shall determine the balance of the intercompany accounts of the Foreign Subsidiaries listed on Schedule 1.4.6 (the "Foreign Subsidiary Intercompany Account Balance") as of the Closing Date. If the Foreign Subsidiary Intercompany Account Balance is positive, the Purchase Price will be increased, dollar for dollar, by the positive amount. If the Foreign Subsidiary Intercompany Account Balance is negative, the purchase price will be decreased, dollar for dollar, by the negative amount. The foregoing adjustment shall be coordinated and netted with the other Purchase Price adjustments provided for in this Section 1.4 as set forth in Section 1.4.7. The corresponding assets or liabilities (which remain with the Foreign Subsidiaries by virtue of the transfer of stock as set forth in Section 2.5 of the Contribution Agreement) which are recorded on the accounting ledgers of the applicable Foreign Subsidiary will be settled (collected if an asset or paid if a liability) on the same day as the adjusting payment is made in accordance with Section 1.4.7.

          1.4.7  Coordination and Payment of Adjusting Amount. The adjustments
                 --------------------------------------------
to the Purchase Price provided for in this Section 1.4 shall be netted together to arrive at a single overall purchase price adjustment consistent with the formula for this calculation as set forth in Schedule 1.4.7 (Post Closing Adjustment Summary). The party required to make the adjusting payment to the other party shall make such payment within ten (10) days of the determination of the Final Closing Trial Balance.

     1.5  Allocation of Purchase Price.  For purposes of Section 1060 of the Tax
          ----------------------------
Code, the Purchase Price shall be allocated among the underlying assets of Newco, the underlying assets of ISF and the NVB Intellectual Property Rights as determined by Bekaert and MSC; provided, however, that the allocation for property, plant and equipment of Newco will be Twenty Million US Dollars (US $20,000,000) and the allocation for NVB Intellectual Property Rights will be the appraised value of such NVB Intellectual Property Rights as determined by the independent appraiser engaged by NVB. The parties agree to be bound by such allocation and to complete and attach Internal Revenue Service Form 8594 to their respective tax returns accordingly.

     1.6  Business Day.  If a date of a payment to be made under this Article 1
          -------------
is not a Business Day, the payment shall be made on the next Business Day, but shall be deemed to have been made on the date called for in this Agreement.

     1.7  Conveyance of Title.  The conveyance of title to the ISF Membership
          --------------------
Interest and the Newco Membership Interest shall be effected by the execution and delivery of such instruments of transfer and assignments as shall be deemed reasonably required to effectively transfer and assign to, and vest in, Bekaert the ISF Membership Interest and the Newco Membership Interest and all rights thereto, and to fully implement the provisions of this Agreement. The documents of title delivered hereunder shall covenant that good title to the ISF Membership Interest and the Newco Membership Interest shall vest in Bekaert, free and clear of all Liens.

2.   PURCHASE OF INTELLECTUAL PROPERTY BY NVB OR ITS AFFILIATE.
     ---------------------------------------------------------

     2.1  Purchase of Intellectual Property Assets.  Subject to the terms and
          -----------------------------------------
conditions of this Agreement including, without limitation, Section 8.1.3, at the Closing, MSC/SFI shall sell, assign, transfer, convey and deliver to NVB, or its designated Affiliate, all of MSC/SFI's right, title and interest in and to the Intellectual Property, free and clear of all Liens, and NVB, or its designated Affiliate, shall purchase, accept and acquire from MSC/SFI such Intellectual Property ("MSC/SFI Intellectual Property") including, without limitation, all of MSC/SFI's right, title and interest in and to the following:

          2.1.1  Trademarks.  All trademarks, service marks, trade dress, logos,
                 ----------
and allapplications, registrations and renewals in connection therewith, including, without limitation, those set forth in Schedule 2.1.1;

          2.1.2  Patents.  All patents, patent applications and patent
                 -------
disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, reexaminations and corresponding patent applications and patents thereof, including, without limitation, those set forth in Schedule 2.1.2;

          2.1.3  Trade Secrets.  All trade secrets and confidential business
                 -------------
information (including, without limitation, secret processes, procedures, ideas, research and development, know-how, formulas, compositions, engineering, manufacturing and production processes and techniques, technical data, assembly design, installation, other technical designs, drawings and specifications, working notes and memos, market studies, consultants' reports, technical and laboratory data, competitive samples, engineering prototypes, pricing lists, cost information, and all similar property of any nature tangible or intangible);

          2.1.4  License Agreements.  All contracts, agreements, purchase
                 ------------------
orders, licenses and commitments and arrangements set forth on Schedule 2.1.4 including, without limitation, the Manufacturing Agreement between MSC/SFI and Orcon Corporation dated February 2, 2001, and the MSC/SFI Technology Agreement between MSC/SFI and ISF dated November 19, 1998; and

          2.1.5  Other.  All licenses and sublicenses granted and obtained
                 -----
with respect thereto, and rights thereunder, remedies against infringement thereof, and rights to protection of interests therein under the laws of all jurisdictions; all know how, techniques, processes, manufacturing methods known by MSC/SFI, whether patentable or not.

     2.2  Research Frontiers Agreement.  Subject to the terms and conditions of
          -----------------------------
this Agreement, at the Closing, MSC shall sell, assign, transfer, convey and deliver to NVB, or its designated Affiliate, all of MSC's right, title and interest in and to the Agreement between Research Frontiers Incorporated and MSC dated November, 1996, free and clear of all Liens, and NVB shall purchase, accept and acquire from MSC the assignment of such agreement ("MSC Intellectual Property").

     2.3  Purchase Price Allocation.  The amount of the Purchase Price allocated
          -------------------------
for the MSC/SFI Intellectual Property and the MSC Intellectual Property shall be the appraised value of such NVB Intellectual Property Rights as determined by an independent appraiser.

     2.4  Conveyance of Title.  The conveyance of title to the MSC/SFI
          --------------------
Intellectual Property and the MSC Intellectual Property shall be effected by the execution and delivery of such instruments of transfer and assignments as shall be deemed reasonably required to effectively transfer and assign to, and vest in, NVB, or its designated Affiliate, the MSC/SFI Intellectual Property and the MSC Intellectual Property and all rights thereto, and to fully implement the provisions of this Agreement. The documents of title delivered hereunder shall covenant that good and marketable title to the MSC/SFI Intellectual Property and the MSC Intellectual Property shall vest in NVB, or its designated Affiliate, free and clear of all Liens.

3.   REPRESENTATIONS AND WARRANTIES OF THE MSC PARTIES.
     -------------------------------------------------

     As a material inducement to the Bekaert Parties to enter into this Agreement and consummate the transactions contemplated hereby, the MSC Parties, jointly and severally, represent and warrant to the Bekaert Parties the following are true, correct and complete as of the date hereof except as expressly disclosed in the Disclosure Letter with respect to a specific representation and warranty as referenced therein:

     3.1  Organization.
          ------------

          3.1.1  Organization and Power of the MSC Parties.  Each of the MSC
                 -----------------------------------------
Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of its state of incorporation. Each of the MSC Parties has full corporate power to:

                 (a) own, lease and operate its assets and carry on its business as and where such assets are now owned or leased and as such business is presently being conducted; and

                 (b) execute, deliver and perform this Agreement, the Contribution Agreement, and all other agreements and documents to be executed and delivered by it in connection herewith.

          3.1.2  Organization and Power of the MSC/SFI Entities.  Each of the
                 ----------------------------------------------
MSC/SFI Entities is a corporation duly organized, validly existing and in good standing under the laws of the state or country of its incorporation or organization. Each of the MSC/SFI Entities has full corporate power to own, lease and operate its assets and carry on its business as and where such assets are now owned or leased and as such business is presently being conducted.

          3.1.3  Qualification.  Section 3.1.3 of the Disclosure Letter lists
                 -------------
the only states and countries in which the MSC/SFI Entities (a) own or lease real property; (b) maintain sales offices or sales agents; or (c) maintain inventory. Each of the MSC/SFI Entities is duly qualified to do business as a foreign corporation in each of the states and countries listed on Section 3.1.3 of the Disclosure Letter, and in each other jurisdiction where failure to qualify would have an adverse effect on such MSC/SFI Entity.

          3.1.4  Capitalization.  Section 3.1.4 of the Disclosure Letter sets
                 --------------
forth for each MSC/SFI Entity: (a) the number and class of authorized shares of capital stock or membership interests, (b) the number of issued and outstanding shares of capital stock or membership interests, the names of the holders thereof, and the number of shares of capital stock or membership interests held by each such holder, and (c) the directors and officers of each MSC/SFI Entity. The issued and outstanding shares of capital stock or membership interests set forth in Section 3.1.4 of the Disclosure Letter constitute all of the issued and outstanding shares or membership interests for such MSC/SFI Entity. All of the issued and outstanding shares of capital stock or membership interests of each MSC/SFI Entity have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in Section 3.1.4 of the Disclosure Letter, none of the MSC/SFI Entities has any ownership interest in or agency relationship with any other business entity, and none of the MSC/SFI Entities are a member of any limited liability company, partnership or joint venture. None of the outstanding equity securities or other securities of any MSC/SFI Entity was issued in violation of any Laws including, without limitation, the securities laws of the state or country of incorporation or organization.

          3.1.5  Beneficial Ownership.  MSC/SFI is the sole record and
                 --------------------
beneficial owner of the ISF Membership Interest and the Newco Membership Interest (collectively, the "Membership Interests"), and owns the Membership Interests free and clear of all Taxes, Liens, purchase right, conversion right, exchange right or other contract commitment. Each of the Membership Interests have been duly authorized and validly issued, and are fully-paid and non-assessable. There are no contracts, options, warrants, rights, commitments, obligations, promises, preemptive rights, undertakings or agreements of any kind (whether written or oral, and whether express or implied) relating to the issuance, sale or transfer of the Membership Interests. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Membership Interests to which MSC/SFI is a party.

          3.1.6  Beneficial Ownership of the MSC/SFI Entities.  Each of the
                 --------------------------------------------
MSC/SFI Entities is owned of record and beneficially as indicated in Section
3.1.4 of the Disclosure Letter hereto, free and clear of any Taxes, Liens, options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the equity owner to sell, transfer, or otherwise dispose of shares of capital stock or membership interests of the applicable MSC/SFI Entity or that could require any MSC/SFI Entity to issue, sell, or otherwise cause to become outstanding any of its shares of capital stock or membership interests. There are no contracts, options, warrants, rights, commitments, obligations, promises, preemptive rights, undertakings or agreements of any kind (whether written or oral, and whether express or implied) relating to the issuance, sale or transfer of the capital stock or membership interests of any MSC/SFI Entity. There are no outstanding equity appreciation, profit participation, or similar rights with respect to the MSC/SFI Entities. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock or membership interest of the MSC/SFI Entities.

          3.1.7  Corporate Records.  MSC/SFI has permitted Bekaert to examine
                 -----------------
each Company's corporate minute and stock record books, all of which are complete and correct. The corporate minute books contain the Articles or Certificate of Incorporation or Organization, as applicable, and the bylaws or governing agreement, as applicable, of the Companies, as applicable, as in effect on the date hereof and a true and complete record of all actions by and meetings of the directors (and committees thereof) and equity holders of the Companies and accurately reflect all transactions referred to therein. At the Closing, all of those books and records will be in the possession of Newco and MSC/SFI.

     3.2  Agreements.
          ----------

          3.2.1  Enforceability.  All requisite corporate action to approve,
                 --------------
execute, deliver and perform this Agreement, the Contribution Agreement and each other agreement and document to be delivered by the MSC Parties or a Company in connection herewith has been taken by the MSC Parties or such Company. This Agreement, the Contribution Agreement and each other agreement and document to be delivered by the MSC Parties or a Company in connection herewith have been duly executed and delivered by the MSC Parties or such Company and constitute the legal, valid and binding obligations of the MSC Parties or such Company enforceable in accordance with their respective terms.

          3.2.2  Consents.  No approval or consent of, or filing with, any
                 --------
Person or Governmental Authority is required in connection with the transactions contemplated hereby, in the Contribution Agreement or the execution, delivery or performance by the MSC Parties or a Company of this Agreement, the Contribution Agreement or any other agreement or document to be delivered by or on behalf of the MSC Parties or a Company in connection herewith, which has not been obtained or which is not set forth in Section 3.2.2 of the Disclosure Letter.

          3.2.3  No Conflicts.  No action taken by or on behalf of the MSC
                 -------------
Parties or a Company in connection with the execution, delivery and performance of this Agreement, the Contribution Agreement and each other agreement and document delivered by it in connection herewith:

                 (a) results or will result in a breach or violation of, or constitute a default under, or gives rise to a right of termination, modification or acceleration under any MSC Parties or Companies' material contract, agreement, instrument or indenture to which any MSC Party or Company is a party;

                 (b) to the Knowledge of the MSC Parties, disrupts or impairs any business relationship which any MSC/SFI Entity has with any dealer, distributor, sales representative, supplier or customer;

                 (c) conflicts with or violates or will conflict with or violate:

                      (i)   any Law;

                      (ii) a MSC Parties' or any Company's Articles or Certificate of Incorporation or Organization, as applicable, or By-Laws or governing agreement, as applicable;

                      (iii) any agreement or contract by which a MSC Party or a Company is bound; or

                      (iv) any order, arbitration award, judgment, decree or other similar restriction to which any MSC Party or any Company is subject; or

                 (d) constitutes an event which, after notice or lapse of time or both, could result or reasonably be expected to result in any of the foregoing.

     3.3  Financial.
          ---------

          3.3.1  Financial Records.  Attached to Section 3.3.1 of the Disclosure
                 -----------------
Letter are:

                 (a) (1) the Consolidated Financial Statements of the MSC/SFI Entities as of February 28, 2001, and the related consolidated statements of income, cash flows, shareowner's equity and comprehensive income for the year ending February 28, 2001, audited by Arthur Andersen LLP;

                      (2) The balance sheet of MSC Specialty Films (Canada) Inc. as at February 28, 2001, and statements of loss and deficit and changes in financial position for the year ending February 28, 2001, reviewed by Robert Schwab Chartered Accountant; and

                      (3) the MSC Specialty Films (UK) Limited Report of the Directors and Financial Statements for the year ended February 28, 2001, audited by Ballard Syree Chartered Accountants;

                 (b) the Consolidated Financial Statements of the MSC/SFI Entities as of February 28, 2001, and the related consolidated statements of income, cash flows, shareowner's equity and comprehensive income for the year ending February 28, 2001, and the balance sheets of the Companies as of February 28, 2001 (the "Acquisition Balance Sheets"), and related income statement for the twelve (12) month period then ended prepared by the MSC/SFI Entities.

All such financial statements were prepared from the MSC/SFI Entities' books of account in accordance with GAAP, consistently applied, are accurate and complete, and present fairly the financial position, results of operations and cash flows of the MSC/SFI Entities at the dates and for the periods indicated, except for the absence of footnote disclosure and customary year-end audit adjustments of a normal recurring type which would not be material in the aggregate in the Acquisition Balance Sheets and related income statements. The books of account of the MSC/SFI Entities accurately reflect all items of income and expense (including, but not limited to, accruals) and all assets and liabilities of the MSC/SFI Entities in accordance with normal accrual accounting practices, subject to customary year-end and audit adjustments of a normal, recurring type which would not be material in the aggregate.

          3.3.2  Liabilities.  The MSC/SFI Entities have no Liabilities except:
                 -----------

                 (a) with respect to MSC/SFI, Pro Marketing and Solar-Gard (prior to the contribution of the assets in accordance with the Contribution Agreement, and thereafter, with respect to Newco), the Assumed Liabilities; and

                 (b)  with respect to the Foreign Subsidiaries,

                      (i) to the extent provided for or reserved against on the Acquisition Balance Sheets;

                      (ii) Liabilities which have arisen in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheets not to exceed US

$15,000 in the aggregate per Foreign Subsidiary; or

                      (iii) as listed in Section 3.3.2 of the Disclosure Letter.

Since February 28, 2001, there has not been any incidence (whether discharged or not) of any Liability by an MSC/SFI Entity other than Liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practice.

          3.3.3  No Changes.  Since February 28, 2001, each MSC/SFI Entity has
                 ----------
been operated only in the ordinary course, consistent with past practice, except for the contribution of the Contributed Assets to Newco in accordance with the Contribution Agreement. Since that date, there has not been any adverse change, or event or circumstance which might reasonably be expected to result in an adverse change, in any MSC/SFI Entities' assets, liabilities, operating performance, business relationships or prospects. Without limiting the generality of the foregoing, since February 28, 2001, except as listed in
Section 3.3.3 of the Disclosure Letter, there has not been with respect to any MSC/SFI Entity any:

                 (a) waiver, release, cancellation or compromise of any debts owed to it or claims or rights against others exceeding US $10,000 in the aggregate;

                 (b) adverse change in existing credit arrangements with any bank or other institution;

                 (c) act or omission by an MSC/SFI Entity out of the ordinary course of business which had the effect of increasing the cash to be retained by MSC/SFI at Closing;

                 (d) purchase or lease (or commitment to purchase or lease) any assets (other than inventory) in excess of US $20,000 individually or US $60,000 in the aggregate;

                 (e) (i) creation, incurrence or assumption of any debt, (ii) assumption, guarantee, endorsement or other act of becoming liable or responsible for the obligation of any other Person, or (iii) making of any loans or advances or capital contributions to, or investments in, any other Person;

                 (f) new contract entered into, except in the ordinary course of business consistent with past practice, or then existing contract modified or terminated under circumstances which might adversely affect the condition (financial or otherwise) or prospects of any MSC/SFI Entity's business;

                 (g)  payment of a dividend or a distribution;

                 (h) sale or disposition of any assets other than inventory in the ordinary course of business;

                 (i) payment or increase by an MSC/SFI Entity of any bonus, salary or other compensation (except for payment in the ordinary course consistent with past practice), any employment, severance or similar agreement with any employee;

                 (j) adopt or change or increase in the payments to or benefits under any Employee Program; or

                 (k) unusual or novel method of transacting business engaged in by an MSC/SFI Entity or any change in an MSC/SFI Entity's accounting procedures or practices or its financial structure.

          3.3.4  Taxes.
                 -----

          (a) Each MSC/SFI Entity has paid, caused to be paid, or has accrued or established a proper reserve for on its books and records, all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), owed or required to be paid by it through the date hereof whether disputed or not. Each MSC/SFI Entity has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period.

          (b) Except as set forth in Section 3.3.4 of the Disclosure Letter, within the past seven (7) years from the date of this Agreement, there has not been any audit of any tax return filed by an MSC/SFI Entity , no such audit is in progress, and no MSC/SFI Entity has been notified by any Taxing Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by an MSC/SFI Entity is in force, and no waiver or agreement by an MSC/SFI Entity is in force for the extension of time for the assessment or payment of any Taxes.

          (c) There is no claim with respect to any MSC/SFI Entity for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any return of or with respect to any MSC/SFI Entity.

          (d) Section 3.3.4 of the Disclosure Letter contains a true and complete copy of each written tax allocation or sharing agreement and a true and complete description of each unwritten tax allocation or sharing arrangement affecting an MSC/SFI Entity. All such agreements shall be terminated prior to the Closing Date, and no payments are due or will become due on or after the Closing Date pursuant to any such agreement or arrangement.

          (e) To the Knowledge of the MSC Parties, no Foreign Subsidiaries will be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Taxing Authority with respect to any such taxable period.

          (f) No liens (whether filed or arising by operation of law) have been imposed upon or asserted against an MSC/SFI Entity as a result of or in connection with the failure or alleged failure to pay any Taxes.

          (g) Except as provided under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), no MSC/SFI Entity has any Liabilities for the Taxes of any Person as a transferee or successor, or by contract or otherwise.

          (h) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of an MSC/SFI Entity who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) or would be non-deductible by reason of Code
Section 162(m).

          (i) No MSC/SFI Entity owns or has owned, within the past ten (10) years from the date hereof, a direct or indirect interest in any trust, partnership, corporation or other entity, other than MSC/SFI's ownership of the Companies.

     3.4  Legal.
          -----

          3.4.1  Compliance with Laws.
                 --------------------

                 (a)  None of the MSC/SFI Entities:

                      (i) is in violation of any outstanding arbitration award, judgment, order or decree;

                      (ii) is in violation of any Law, including, but not limited to, any anti-discrimination, antitrust, wage, hour, working condition, payroll withholding, pension, building, zoning and Tax Law;

                 (b)  Except as listed in Section 3.4.1 of the Disclosure Letter
(i) to the Knowledge of the MSC Parties, there have been no allegations of or inquiries concerning any violations of Law by an MSC/SFI Entity within the past three (3) years; (ii) no permits, registrations, licenses, franchises, certifications, registries, approvals or authorizations ("Approvals") of any Governmental Authority are required to conduct an MSC/SFI Entity's business;
(iii) all such Approvals have been legally obtained and maintained by the MSC/SFI Entities and are in full force and effect, and the MSC/SFI Entities are operating in compliance therewith; (iv) all requests for renewals of the Approvals have been timely filed; (v) no proceeding is pending or, to the Knowledge of the MSC Parties, is threatened to revoke or limit any of them or otherwise impose any conditions or obligations on the possession or transfer of any of them; (vi) there is no state of facts or event which could reasonably be expected to form the basis for any revocation or limitation of them or other imposition of conditions or obligations on the possession or transfer of any of them; (vii) in the past three (3) years, there have been no claims, notices, orders or directives issued by any Governmental Authority with respect to an MSC/SFI Entity's business. No MSC/SFI Entity is required to make, and has no reasonable expectation that any MSC/SFI Entity will be required to make, in order to operate the Business, any expenditures to achieve or maintain compliance with any Law, except as set forth in Section 3.4.1 of the Disclosure Letter. Notwithstanding the foregoing, Section 3.8, and not this Section 3.4.1, shall apply with respect to any Environmental Matters, except the Permits relating to environmental shall be listed in this Section 3.4.1(b)(ii).

          3.4.2  Product Warranty.  Except as listed in Section  3.4.2 of the
                 ----------------
Disclosure Letter, there:

                 (a) have been no product or service warranty claims made by customers of any MSC/SFI Entity in the past five (5) years inconsistent with historical claims experience;

                 (b) are no product and service warranties outstanding or currently being offered to customers of any MSC/SFI Entity;

                 (c) are no other product and service warranties, whether oral or written, granted by an MSC/SFI Entity except as listed in Section 3.4.2 of the Disclosure Letter;

                 (d) to the Knowledge of the MSC Parties, has been no sale of inventory by an MSC/SFI Entity to a customer for a use which deviates from the intended use thereof;

                 (e) has been no sale of inventory by an MSC/SFI Entity with warranties more beneficial to the customer than the standard warranty;

                 (f) has been no sale of inventory by an MSC/SFI Entity that is not finished goods inventory; and

                 (g) has been no intentional sale by an MSC/SFI Entity of damaged inventory.

Copies of all product and service warranties of each MSC/SFI Entity are attached to Section 3.4.2 of the Disclosure Letter.

          3.4.3  Product Liability.  Except as listed in Section 3.4.3 of the
                 -----------------
Disclosure Letter, no product liability or other tort claims have been made or threatened against an MSC/SFI Entity relating to products sold or services performed by an MSC/SFI Entity in the past five (5) years. To the Knowledge of the MSC Parties, there are no defects in the design or manufacture of products manufactured or sold by an MSC/SFI Entity, or any failure by an MSC/SFI Entity to warn, test, inspect or instruct of dangers which could form the basis for a product recall (whether or not at the request of a Governmental Authority) or a cause of action for product liability (including, without limitation, failure to warn, test, inspect or instruct) against an MSC/SFI Entity, nor is there any reason to know of any such defect or failure. MSC/SFI has given Bekaert copies of all the product liability insurance policies purchased by the MSC/SFI Entities in the past five (5) years.

          3.4.4  Litigation.  Except as listed in Section 3.4.4 of the
                 ----------
Disclosure Letter:

                 (a)  no claim, litigation, investigation or proceeding:

                      (i) is pending and has been served or, to the Knowledge of the MSC Parties, is threatened against an MSC/SFI Entity; or

                      (ii) involving an MSC/SFI Entity has been concluded in the past three (3) years;

                 (b) to the Knowledge of the MSC Parties, there is no state of facts or event which could reasonably be expected to form the basis for such a claim, litigation, investigation or proceeding; and

                 (c) no arbitration award, judgment, order, decree or similar restriction is outstanding against or related to an MSC/SFI Entity or its products or any of their assets.

     3.5  Business.
          --------

          3.5.1  Employees; Labor Matters. Section 3.5.1 of the Disclosure
                 ------------------------
Letter sets forth the total number of full-time employees and part-time employees for each MSC/SFI Entity as of May 31, 2001. No MSC/SFI Entity is delinquent in payment to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for them to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, no MSC/SFI Entity will by reason of the transactions contemplated under this Agreement, the Contribution Agreement or anything done prior to the Closing, be liable to any of said employees for so-called "severance pay" or any other payments. Except as listed in Section 3.5.1 of the Disclosure Letter, the MSC/SFI Entities do not have any formal policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. The MSC/SFI Entities are in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or threatened against or involving any MSC/SFI Entity. There are no grievances, complaints or charges that have been filed against an MSC/SFI Entity under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on an MSC/SFI Entity or the conduct of their business, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by an MSC/SFI Entity. None of the MSC/SFI Entities has received any information indicating that any of its employment policies or practices is currently being audited or investigated by any foreign, federal, state or local government agency. As of the Closing Date, there were no existing claims (whether asserted or unasserted) against an MSC/SFI Entity for, and the MSC/SFI Entities have no liabilities in connection with, any worker's compensation claims and/or COBRA claims or benefits, except as set forth in
Section 3.5.1 of the Disclosure Letter.

              3.5.2  Contracts. Section 3.5.2 of the Disclosure Letter sets
                     ---------
forth the following material agreements (whether written or oral) with respect to the MSC/SFI Entities and to which any MSC/SFI Entity is a party or bound (collectively, herein, the "Material Contracts"):

                     (a) all contracts or agreements involving amounts in excess of US $50,000 for MSC/SFI or US $15,000 for any Company or which are cancelable by a Company only after giving at least thirty (30) days' notice;

                     (b) all loan, financing, security, credit or other contracts evidencing or relating to indebtedness, guarantees, or Liens;

                     (c) all contracts with distributors, dealers or sales representatives;

                     (d) all management, employment, or agency contracts and collective bargaining contracts;

                     (e) all contracts providing employee benefits not listed in Section 3.5.8 of the Disclosure Letter;

                     (f) all contracts which contain an obligation of confidentiality with respect to information furnished by an MSC/SFI Entity to a third party or received by an MSC/SFI Entity from a third party;

                     (g) all contracts containing covenants limiting the freedom of an MSC/SFI Entity to compete in any line of business or with any Person or in any geographic area or market or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any MSC/SFI Entity's assets;

                     (h) all contracts relating to patents, trademarks, trade names or copyrights or applications for any thereof, inventions, trade secrets or other proprietary information;

                     (i) all contracts for the past or present disposal of waste;

                     (j)    the Leases;

                     (k) all outstanding purchase orders or sale orders ("Sales Orders") that involve commitments of the Business in excess of US $50,000 for MSC/SFI or US $15,000 for any Company;

                     (l) all partnership, joint venture or other similar agreements currently in effect;

                     (m) all agreements relating to the acquisition or disposition of any Real Property, any MSC/SFI Entity's assets or the Business (whether by merger, sale of stock, sale of assets or otherwise) within the past ten (10) years;

                     (n) all options, licenses, franchise or similar agreements;

                     (o) all contracts with any affiliate, shareholder, officer, director, consultant or employee of an MSC/SFI Entity or any relative of any of the foregoing; and

                     (p) all other contracts entered into other than in the ordinary course of business consistent with past practices, including, but not limited to, contracts (i) with suppliers for the purchase of goods or services in excess of normal requirements or at prices in excess of the current market price, (ii) for the sale by an MSC/SFI Entity of goods or services at prices not reasonably calculated to produce gross profit margins consistent with those achieved by an MSC/SFI Entity during its three (3) prior fiscal years, or (iii) which contain terms or conditions which an MSC/SFI Entity cannot reasonably expect to fulfill in their entirety.

MSC/SFI has delivered to Bekaert accurate and complete copies of each Material Contract, in each case with all modifications and amendments thereto. Each Material Contract is a valid and binding agreement of the MSC/SFI Entity, as the case may be, and is in full force and effect. There has been no modification or termination of any Material Contract under circumstances which could reasonably be expected to have a material adverse effect on an MSC/SFI Entity.

              3.5.3  Compliance with Contracts.  With respect to the Material
                     -------------------------
Contracts :

                      (a) None of the MSC/SFI Entities, as applicable, is in default under or in violation of any thereof; and

                      (b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation.

              None of the MSC/SFI Entities has received written notice of breach by an MSC/SFI Entity or termination of any of the Material Contracts. To the Knowledge of the MSC Parties, there is no default under or any violation of any of the foregoing by any other party thereto.

              3.5.4  Insurance. Section 3.5.4 of the Disclosure Letter lists all
                     ---------
insurance policies maintained by any MSC/SFI Entity and identifies for each such policy the following: underwriter, policy number, coverage type, premium, expiration date, coverage amount and deductible. Such insurance policies protect the MSC/SFI Entities' and the Companies' properties and business from losses and risks in a manner reasonable for its business and assets and are of the type and in amounts customarily carried by Persons conducting similar businesses or operating similar assets for similar purposes in the localities of the businesses and assets of the MSC/SFI Entities. All such policies are in full force and effect and all premiums have been paid. Except for amounts deductible under policies of insurance described in Section 3.5.4 of the Disclosure Letter or as otherwise set forth in such Schedule, none of the MSC/SFI Entities is, or has been at any time, subject to Liability as a self-insurer. There is no dispute pending, and no state of facts or event which could reasonably be expected to form the basis for a dispute, with any underwriter of an MSC/SFI Entity insurance. In the past three (3) years, none of the MSC/SFI Entities has received notice from any insurer threatening to cancel any insurance coverage or requiring any changes or corrective work which has not been satisfied. Section
3.5.4 of the Disclosure Letter also sets forth a description of all claims pending under such insurance policies.

              3.5.5  Suppliers and Customers.  No supplier or customer which
                     -----------------------
accounted for
more than ten percent (10%) of any MSC/SFI Entity's sales or purchases in any one of the past three (3) fiscal years and no other supplier or customer material to any MSC/SFI Entity's business (including, but not limited to, any supplier who is an MSC/SFI Entity's sole source of supply of any product or service) has terminated, or threatened to terminate, its relationship with an MSC/SFI Entity or has during the past year decreased or delayed materially, or threatened to decrease or delay materially, its services or supplies to an MSC/SFI Entity or its usage of an MSC/SFI Entity's services or products, and there is no state of facts or event which could reasonably be expected to form the basis for such a decrease or delay. The transactions contemplated in this Agreement or the Contribution Agreement will not adversely affect the relationship of any MSC/SFI Entity with any such supplier or customer. None of the MSC/SFI Entities is required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers.

              3.5.6  Purchases and Sales.  Since February 28, 2001:
                     -------------------

                     (a) none of the MSC/SFI Entities has made any purchase commitments in excess of its normal business requirements; and

                     (b) there have been no reductions in the aggregate dollar volume of an MSC/SFI Entity's backlog of Sales Orders.

              3.5.7  Prepayments and Deposits. No MSC/SFI Entity has received
                     ------------------------
any prepayments or deposits from customers for products to be shipped, or services to be performed, by an MSC/SFI Entity in the future.

              3.5.8  Employee Benefit Programs.
                     -------------------------

                     (a) Section 3.5.8 of the Disclosure Letter lists every Employee Program (as defined below) that has been maintained (as defined below) by an MSC/SFI Entity at any time during the six-year period ending on the Closing Date.

                     (b) Each Employee Program which has ever been maintained by an MSC/SFI Entity and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). To the Knowledge of the MSC Parties, no event or omission has occurred which would cause any such Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code section (including, without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred, or will occur as a result of the transaction contemplated herein, with respect to any Employee Program.

                     (c) Neither the MSC Parties nor any Company knows, nor should any of them have reason to know, of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by the MSC/SFI Entities. With respect to any Employee Program ever maintained by the MSC/SFI Entities or the Companies, there has occurred no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or
     Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to the MSC/SFI Entities, (ii) failure to comply with any provision of ERISA, the Code, or any other applicable law, or any agreement, or (iii) non-deductible contribution, which in the case of (i), (ii) or (iii), could subject the MSC/SFI Entities to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties or taxes, or any other loss or expense. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the MSC/SFI Entities, for all periods prior to the Closing Date, either have been made or have been accrued.

                     (d) None of the MSC/SFI Entities (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code
     Section 412 or ERISA Section 302 (including, but not limited to, any multiemployer plan) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits. Neither MSC/SFI nor any Controlled Group Member has directly or indirectly acted in any manner or incurred any obligation or Liability with respect to any Employee Program which has or could give rise to any liens against any of the assets of any MSC/SFI Entity or which could result in any Liability to an MSC/SFI Entity or Bekaert. None of the MSC/SFI Entities have any actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan (as defined in ERISA Section 3(37)).

                     (e) With respect to each Employee Program maintained by the MSC/SFI Entities within the six (6) years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Bekaert: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any registration statement or other filing made pursuant to any federal or state securities law; and (vii) the six (6) most recent actuarial valuation reports completed with respect to each such Employee Program.

                     (f)   Each Employee Program required to be listed in
     Section 3.5.8 of the Disclosure Letter may be amended, terminated, or otherwise modified by the MSC/SFI Entities to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of an MSC/SFI Entity to so amend, terminate or otherwise modify such Employee Program.

                     (g) Each Employee Program ever maintained by an MSC/SFI Entity (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements or federal and state securities laws including, without limitation, the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state "Blue Sky" laws.

                     (h) Each Employee Program ever maintained by an MSC/SFI Entity has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, and the Mental Health Parity Act 1996.

                     (i)   For purposes of this Section:

                           (1) "Employee Program" means, whether in oral or written form, (A) all employee benefit plans within the meaning of ERISA
     Section 3(3), including, but not limited to, multiemployer plans (within the meaning of ERISA Section 3(37), multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, stock purchase plans, bonus or incentive award plans (including training loans), severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, payroll practices, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans, policies, practices, or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

                           (2) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

                           (3) "Controlled Group Member" means MSC/SFI and each other person or entity required to be aggregated with MSC/SFI under Code Section 414(b), (c), (m) or (o).

       3.6  Assets.
            ------

            3.6.1  Title.  Each MSC/SFI Entity has good and marketable title to
                   -----
all the assets owned by it free and clear of all Liens except those listed on
Section 3.6.1 of the Disclosure Letter, except for the Retained Assets. The assets of the MSC/SFI Entities acquired under this Agreement and the Contribution Agreement include all assets owned by the MSC/SFI Entities in the conduct of their Business as such business had been conducted and constitute all the assets necessary to conduct the Business as it had been conducted and as proposed to be conducted in accordance with this Agreement, except for the Retained Assets. There exists no condition affecting the title to or use of any part of the MSC/SFI Entities' assets which would prevent the Company from occupying, using, or enforcing its rights in respect of any part of the assets to the same full extent that MSC/SFI (prior to its contribution of the Contributed Assets to Newco) or a Company could continue to do so if the transactions contemplated hereby did not take place.

            3.6.2  Receivables. All accounts receivable of each MSC/SFI Entity
                   -----------
represent valid obligations arising from sales actually made, services actually performed, or value actually given. To the Knowledge of the MSC Parties, such accounts receivable are subject to no contest, claim or right of setoff other than returns and credits in the ordinary course of business. All accounts receivable of the MSC/SFI Entities are collectable in full without any set-off within 75-90 days after the Closing Date. Section 3.6.2 of the Disclosure Letter sets forth a 30/60/90 day aging summary of each MSC/SFI Entity's accounts receivable as of April 30, 2001. MSC/SFI has delivered to Bekaert on behalf of the MSC/SFI Entities their complete aging schedule of accounts receivable as of the Closing Date.

            3.6.3  Inventories.  All Inventory has been valued on the MSC/SFI
                   -----------
Entities' as applicable, Books and Records at the lower of cost (determined on a first in, first out basis) or market value, in accordance with GAAP. The Inventory that is obsolete or below standard quality has been written down to amounts not in excess of realizable market value. All of the Inventory of finished goods are currently saleable in the ordinary course of business consistent with past practice at gross profit margins consistent with levels reflected in the financial statements of the MSC/SFI Entities for the twelve
(12) calendar months immediately preceding the date of this Agreement. All of the Inventory of work-in-process, raw materials and supplies can be used or consumed in the usual and ordinary course of business as now conducted and are not in amounts in excess of normal requirements. Since the date of the Acquisition Balance Sheets, there has been no change in the amount of Inventory, except for changes as a result of the purchase and sale of, or adjustment to, inventory in the ordinary course of business consistent with past practice.

            3.6.4  Condition.  Except as set forth in Section 3.6.4 of the
                   ---------
Disclosure Letter, all of the tangible assets owned or used by the MSC/SFI Entities in the conduct of the Business are in good operating condition, normal wear and tear excepted, neither require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs necessary in the ordinary course of operations, and are capable of being used for their intended purpose in the ordinary course of business consistent with past practice.

            3.6.5  Location.  The complete addresses of all locations of any of
                   --------
the MSC/SFI Entities assets are listed in Section 3.6.5 of the Disclosure
Letter.

            3.6.6  Intellectual Property. Section 3.6.6 of the Disclosure Letter
                   ---------------------
lists all Intellectual Property owned by the MSC/SFI Entities or in which (as noted in the Disclosure Letter) any MSC/SFI Entity has any rights or licenses. Except as set forth in Section 3.6.6, there has not been any infringement or alleged infringement by others of any such Intellectual Property. Except as set forth in Section 3.6.6 of the Disclosure Letter, none of the MSC/SFI Entities is a party to any contract, whether as licensor, licensee, franchisor, franchisee, dealer, distributor, or otherwise, with respect to any Intellectual Property or trade secret. The MSC/SFI Entities as applicable, have the right to use all Intellectual Property as are necessary to enable the MSC/SFI Entities to conduct their business in the manner presently conducted by the MSC/SFI Entities, and to the Knowledge of the MSC Parties that use has not conflicted with, infringed, or otherwise violated any rights of any Person. Each of the MSC/SFI Entities has the unrestricted right to transfer or assign to NVB, or its designated Affiliate, all such owned Intellectual Property and all such licenses or other rights. The Intellectual Property listed in Section 3.6.6 of the Disclosure Letter are valid and in full force and effect and are not subject to any Taxes, maintenance fees, or actions falling due within the next three months. Except as set forth in Section 3.6.6 of the Disclosure Letter, there have been no interference actions or other judicial, arbitration, or other adversary proceedings concerning the Intellectual Property listed in Section

3.6.6 of the Disclosure Letter. Each application for an intellectual property right listed in Section 3.6.6 of the Disclosure Letter is awaiting action by its respective appropriate recording office except as otherwise indicated in Section
3.6.6 of the Disclosure Letter. To the Knowledge of the MSC Parties, the manufacture, use, performance or sale of products or services incorporating or in connection with the Intellectual Property listed in Section 3.6.6 of the Disclosure Letter does not violate or infringe on any intellectual property right or other right of any Person, and to the Knowledge of the MSC Parties, none of the MSC/SFI Entities has otherwise infringed any Intellectual Property right, trade secret or other right of any Person. The MSC/SFI Entities as applicable, have the exclusive right to use and the unrestricted right to transfer to NVB, or its designated Affiliate, all of the MSC/SFI Entities' trade secrets, and none of the MSC/SFI Entities trade secrets have been used, divulged, or appropriated for the benefit of any past or present employees of an MSC/SFI Entity or other Person, or to the detriment of an MSC/SFI Entity. None of the MSC/SFI Entities has disposed of or permitted to lapse, or otherwise failed to preserve its right to use any rights referenced in this Section 3.6.6.

            3.6.7  Sufficiency of Assets. Except as set forth otherwise in this
                   ---------------------
Section or in Section 3.6.7 of the Disclosure Letter, the MSC/SFI Entities' assets acquired pursuant to this Agreement (i) constitute all the assets used in connection with the Business and (ii) are sufficient to permit the operation of the Business by the MSC/SFI Entities in substantially the same manner as conducted at the date hereof, except the Retained Assets. The MSC/SFI Entities' assets acquired pursuant to this Agreement include all assets reflected on the Acquisition Balance Sheets (as assets of the MSC/SFI Entities) and all assets acquired by the MSC/SFI Entities after the date of the Acquisition Balance Sheets, except those assets which:

                   (a) have been disposed of prior to the Closing in the ordinary course of business consistent with past practice;

                   (b) have been disposed of with the prior written consent of Bekaert;

                   (c)   are listed in Section 3.6.7 of the Disclosure Letter;
                         or

                   (d) following the consummation of the Contribution Agreement, are Retained Assets.

Since February 28, 2001, there has not been any damage to or disposition (except for the sale of inventory in the ordinary course of business consistent with past practice and the contribution of the Contributed Assets to Newco in accordance with the Contribution Agreement) or loss of (whether or not covered by insurance) any asset of the MSC/SFI Entities.

            3.6.8  Contribution Agreement.
                   ----------------------

                   (a) The Contribution Agreement attached to this Agreement is the correct and complete copy of the Contribution Agreement, whereby MSC/SFI will contribute the Contributed Assets and only the Contributed Assets to Newco.

                 (b) Upon execution and consummation of the Contribution Agreement, Newco will assume only the Assumed Liabilities and the Liabilities of the Foreign Subsidiaries (which remain with the Foreign Subsidiaries by virtue of the stock transfer of those entities to Newco subject to the indemnity provided in Section 9.2.5), and all Liabilities not assumed by Newco pursuant to the terms of the Contribution Agreement will be retained by MSC/SFI as set forth in the Contribution Agreement including the Retained Liabilities.

     3.7  Real Property.
          -------------

          3.7.1  Real Property.  Section 3.7.1 of the Disclosure Letter
                 -------------
identifies the following: (a) the real property presently owned by each of the MSC/SFI Entities (the "Owned Real Property"), and (b) all real property presently demised or proposed to be demised by a lease or sublease ("Leases") to the MSC/SFI Entities or otherwise occupied by the Companies (the "Leased Real Property") (collectively, the Leased Real Property and the Owned Real Property, the "Real Property").

          3.7.2  Lease.  Each Lease is in full force and effect, and each
                 -----
MSC/SFI Entity holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein, respectively. Neither MSC/SFI (prior to the contribution of assets to Newco) nor any Company is in default under any Lease, and, no events have occurred and no circumstances exist which, if unremedied, and whether with or without notice or the passage of time or both, would result in such a default. MSC/SFI has made available to Bekaert a complete and accurate copy of each of the Leases, including all amendments thereto.

          3.7.3  Title.  Each MSC/SFI Entity, as the case may be, owns with good
                 -----
title, each parcel of the Owned Real Property identified in Section 3.7.1 of the Disclosure Letter, free and clear of all Liens.

          3.7.4  Buildings.  All buildings located on the Real Property are in
                 ---------
good condition, suitable for the operation of the business and for the specific purposes for which they are intended to be used.

          3.7.5  Zoning.  The Real Property is presently zoned to permit the
                 ------
current use of the Real Property, and said zoning is pursuant to statute or ordinance, not pursuant to any variance or conditional permit granted with respect to the Real Property, and does not require any further approval nor any other action by the MSC/SFI Entities. There are no contemplated or pending zoning changes that would affect the Real Property.

          3.7.6  Restrictive Covenant.  The Real Property, and the use,
                 --------------------
operation, and
maintenance thereof, are not in violation of any restrictive covenant, agreement or permit applicable thereto, or of any building code, ordinance, statute, regulation or requirement of any Governmental Authority having jurisdiction thereof, and none of the MSC/SFI Entities has received any notice regarding any such violation.

          3.7.7  No Condemnation or Improvement.  There is no state of facts or
                 ------------------------------
event which could reasonably be expected to form the basis for any condemnation proceedings which could affect the Real Property or any possible future improvements by any public authority, any part of the cost of which could be assessed against the Real Property, or any contemplated future assessments of any kind.

          3.7.8  Utilities.  In the past three (3) years none of the MSC/SFI
                 ---------
Entities has experienced any interruption in the delivery of adequate service of any utilities or other public authorities required in the operation of its business. The Real Property has adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, and, without limitation, other public utilities.

     3.8  Environmental Matters.     Except as listed in Section 3.8 of the
          ----------------------
Disclosure Letter:

          (a) the operations of the MSC/SFI Entities have complied, and currently comply, with all applicable Environmental Laws;

          (b) each MSC/SFI Entity has obtained all Permits necessary for their business's operation, and all such Permits are in good standing, and the MSC/SFI Entities are in compliance with all terms and conditions of such Permits;

          (c) none of the MSC/SFI Entities' business nor any of the present, or to the Knowledge of the MSC Parties, past property used by it is subject to any written order from, or agreement with or judicial or administrative proceeding initiated by, any Governmental Authority or private party respecting (1) any violation of Environmental Laws, (2) any assessment, investigatory or cleanup activity or (3) any liabilities and costs arising from the Release or Threat of Release of a Hazardous Material into the Environment;

          (d) no Release or Threat of Release of a Hazardous Material has occurred at any property or facility previously or currently owned or operated by an MSC/SFI Entity;

          (e) none of the present or past operations of the MSC/SFI Entities is the subject of any inquiry or investigation by any Governmental Authority evaluating whether remedial action is needed to respond to a Release or Threat of Release of a Hazardous Material into the Environment and none of the MSC/SFI Entities has received any notice or claim to the effect that it is or may be liable to any Person as a result of any such Release or Threat of Release;

          (f) none of the MSC/SFI Entities has filed any notice, including but not limited to, manifest discrepancy notification, disposal extension, and/or episodic waste report under any Environmental Law indicating past or present compliance exceptions with the generation, treatment, storage or disposal of a Hazardous Material, or reporting a Release of a Hazardous Material into the Environment;

          (g) except in compliance with applicable Environmental Laws, during the course of the MSC/SFI Entities' past and present operations, there has been no (1) generation, treatment, recycling, storage or disposal of hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, (2) use of surface impoundments, (3) use of injection wells, (4) use of asbestos-containing materials, (4) use of polychlorinated biphenyls (PCBs) in hydraulic oils, electrical transformers or other equipment; or (5) use of lead-based paints.

          (h) Each of the MSC/SFI Entities' past and present operations have not and do not utilize underground storage tanks;

          (i) The MSC/SFI Entities have not entered into any negotiations or agreements with any Person relating to any remedial action or environment-related claim;

          (j) no environmental Lien has attached to any property previously or currently owned, operated or leased by an MSC/SFI Entity; and

          (k) none of the MSC/SFI Entities has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including without limitation any Hazardous Material, or has previously or currently owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws, on the Real Property or any other location for purposes of waste treatment or disposal.

     3.9  Health and Safety Matters.
          --------------------------

          (a) The MSC/SFI Entities have complied, and currently comply, with all governmental health and safety laws and regulations applicable to each of its operations regardless of location, including, without limitation, the safety and health regulations promulgated pursuant to the OSH Act, if applicable, and all state, local and foreign rules and regulations relating to employee safety and health.

          (b) None of the past or present operations of the MSC/SFI Entities is the subject of any inquiry or investigation by any Governmental Authority evaluating the health, safety and protection compliance practices at such facility locations. None of the MSC/SFI Entities has received any notice or claim to the effect that it is or may be liable to any Person or Former Employees as a result of such noncompliance, worker exposure and/or worker safety or health violation.

    3.10 Brokers and Finders. Neither MSC, MSC/SFI nor any Company, and/or their
          -------------------
agents, have incurred any Liability, contingent or otherwise, for brokerage or finder's fees or agents' commissions or other similar payment in connection with this Agreement.

    3.11  Full Disclosure. No representation or warranty by the MSC Parties in
          ---------------
this Agreement and no statement of the MSC Parties contained in the Disclosure Letter contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Except as set forth in
Section 3.11 to the Disclosure Letter, to the Knowledge of the MSC Parties, there is no event or circumstance which the MSC Parties have not disclosed to Bekaert in writing which would or could reasonably be expected to have a material adverse effect on the business, prospects or condition (financial or other) of the Business or the MSC/SFI Entities or the ability of the MSC Parties to perform this Agreement.

4.  REPRESENTATIONS AND WARRANTIES OF THE BEKAERT PARTIES
    -----------------------------------------------------

    As a material inducement to the MSC Parties to enter into this Agreement and consummate the transactions contemplated hereby, the Bekaert Parties represent and warrant to the MSC Parties the following are true, correct and complete as of the date hereof:

    4.1  Organization and Power.  Each of the Bekaert Parties is a
         ----------------------
corporation duly organized, validly existing and in good standing under the laws of its state or country of incorporation. Each of the Bekaert Parties has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

    4.2  Agreements.
         ----------

         4.2.1  Enforceability.  All requisite corporate action to approve,
                --------------
execute, deliver and perform this Agreement and each other agreement and document to be delivered by the Bekaert Parties in connection herewith has been taken by the Bekaert Parties. This Agreement and each other agreement and document to be delivered by the Bekaert Parties in connection herewith have been duly executed and delivered by the Bekaert Parties and constitute the legal, valid and binding obligations of the Bekaert Parties enforceable in accordance with their respective terms.

         4.2.2  Consents.  Except for the consent and approval of the Boards of
                --------
Directors
of the Bekaert Parties and the consents required under the Hart-Scott-
Rodino Act, no approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by the Bekaert Parties of this Agreement or any other agreement or document to be delivered by or on behalf of the Bekaert Parties in connection herewith.

          4.2.3  No Conflicts.  No action taken by or on behalf of the Bekaert
                 ------------
Parties in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document to be delivered by it in connection herewith, conflicts with or violates:

                (a)  any Law;

                (b) a Bekaert Parties' Articles of Association or Incorporation or By-Laws;

                (c) any contract by which a Bekaert Party is bound; or

                (d) any order, arbitration award, judgment, decree or other similar restriction to which a Bekaert Party is subject;

or constitutes an event which, after notice or lapse of time or both, could reasonably be expected to result in any of the foregoing.

     4.3  Investment Intent.     Bekaert is purchasing the Membership Interests
for investment for its own account and not with a view to or for sale in connection with any distribution thereof. Bekaert (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investments in the Membership Interests and is capable of bearing the economic risk of such investment.

     4.4  Brokers and Finders.    NVB, Bekaert and/or their agents, have not
          -------------------
incurred any Liability, contingent or otherwise, for brokerage or finder's fees or agents' commissions or other similar payment in connection with this Agreement.

     4.5  Full Disclosure.  No representation or warranty by the Bekaert
          ---------------
Parties in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

5.   INTENTIONALLY LEFT BLANK.
     ------------------------

6.   PRE-CLOSING COVENANTS.
     ---------------------

     6.1  Consents of Third Parties.  Each of the MSC Parties and the Bekaert
          -------------------------
Parties shall use commercially reasonable efforts to obtain any third party consents required to consummate the transactions contemplated hereunder and in the Contribution Agreement in accordance with the terms hereof and thereof prior to the Closing Date, including, without limitation, any action required for early termination of any applicable waiting period under the Hart-Scott-Rodino Act.

     6.2  Conduct of Business.  Subject to Section 6.3, from the date hereof
          -------------------
until the Closing Date, except to the extent that Bekaert otherwise consents in writing, the MSC/SFI Entities shall conduct their business prudently and in the ordinary course consistent with past practice, except as expressly provided herein. MSC/SFI for itself shall, and shall cause each Company to, use commercially reasonable efforts to preserve intact the present business organization and the relationships with Persons having business dealings with the MSC/SFI Entities.

     6.3  Forbearance by the MSC/SFI Entities.  From the date hereof until the
          -----------------------------------
Closing Date, except to the extent that the Bekaert Parties otherwise consent in writing or as expressly provided herein, MSC/SFI shall not and it shall cause the Companies not to:

          (a) Incur any liability other than in the ordinary course of business or pay any liability other than current liabilities and current maturities of existing long term debt;

          (b) Incur any indebtedness for borrowed money or assume, guarantee or otherwise become responsible for the obligations of any other person;

          (c)   Mortgage, pledge, or otherwise encumber any of its assets;

          (d) Sell or transfer any of its assets other than sales of inventory in the ordinary course of business;

          (e) Sell any of the inventory of the business other than in the ordinary course of business;

          (f) Cancel, release, or assign any obligations owed to MSC/SFI or the Companies or any claims held by them;

          (g) Enter into any leases or contracts except for sales or purchases entered into in the ordinary course of business;

          (h) Terminate any leases or contracts or make any material changes therein;

          (i)   Adopt any new method of accounting;

          (j)   Agree to do any of the foregoing.

     6.4  Insurance and Maintenance  of Assets.  From the date hereof until
          ------------------------------------
the Closing Date, except to the extent that Bekaert otherwise consents in writing, MSC/SFI shall continue to insure and cause the Companies to insure the Business, employees and the MSC/SFI Entities' assets against all insurable risks in the manner and to the extent such items were insured on the date hereof and the MSC/SFI Entities' assets shall be used, maintained, and repaired in a manner consistent with prior practice.

     6.5  Access.   From the date hereof until the Closing Date, MSC/SFI for
          ------
itself and shall cause the Companies to provide Bekaert and its representatives full access to the MSC/SFI Entities' facilities and all Books and Records and such other information and Persons relating to the MSC/SFI Entities as Bekaert may request. In addition, MSC/SFI shall permit Bekaert to perform environmental surveys and such other physical inspections as Bekaert deems necessary at the MSC/SFI Entities' locations.

     6.6  Satisfaction of Conditions.  Without limiting the generality or
          --------------------------
effect of any provision of Article 7, prior to the Closing Date, the Bekaert Parties and the MSC Parties will use commercially reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by the Bekaert Parties and the MSC Parties in order to consummate the transactions contemplated hereby, except to the extent that the other party otherwise consents in writing.

     6.7  Public Announcements.  Prior to the Closing, neither the MSC Parties
          --------------------
nor the Bekaert Parties (nor any of their respective affiliates) shall make any public announcement or disclosure relating to the transactions contemplated herein without the prior written agreement of the MSC Parties and the Bekaert Parties; provided, that the MSC Parties and the Bekaert Parties shall use reasonable commercial efforts to consult with the other in advance of any disclosure required by Law, but the agreement of the other parties hereto shall not be required with respect to any disclosure required by Law.

     6.8  Subsidiary Reorganizations.   Prior to the Closing Date, MSC/SFI shall
          --------------------------
cause the following corporate actions to be taken and consummated: (i) Pro Marketing and Solar-Gard shall be merged with and into MSC/SFI, with MSC/SFI to be the surviving entity; (ii) MSC/SFI shall contribute its assets (including the assets formerly owned by Pro Marketing and Solar-Gard) to Newco in accordance with the Contribution Agreement; and (iii) all of the capital stock of the Foreign Subsidiaries shall be transferred to Newco, except 1% of the stock of each of the Mexican Subsidiaries will be transferred to another Foreign Subsidiary.

     6.9  No Negotiation.    Until such time, if any, as this Agreement is
          --------------
terminated pursuant
to Section 7.5, the MSC Parties will not, and will cause each Company and each of their representatives not to, directly or indirectly solicit any inquiries or proposals from or entertain any offers from, or negotiate or enter into an agreement with any other Person or entity with respect to the sale, merger, consolidation, transfer or other conveyance of any shares of the capital stock or assets of MSC/SFI including through a sale of MSC, except actions by MSC in response to an unsolicited offer to purchase MSC or MSC/SFI that may be required of it by its fiduciary relationship under Delaware case law to maximize shareholder value or by the rules of the New York Stock Exchange or the Securities and Exchange Commission.

7.   CLOSING.
     -------

     7.1  Conditions to the MSC Parties' Obligations.  The obligations of the
          ------------------------------------------
MSC Parties to be performed hereunder on the Closing Date are subject to satisfaction of the following conditions on or before the Closing Date (or their waiver by the MSC Parties):

          7.1.1  Representations and Warranties True and Accurate as of Closing.
                 --------------------------------------------------------------
The representations and warranties of the Bekaert Parties contained herein shall be true and correct in all material respects as of the date of this Agreement and continue to be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time;

          7.1.2  Performance of Obligations of the Bekaert Parties.  The Bekaert
                 -------------------------------------------------
Parties shall have performed in all material respects all of its covenants hereunder to be performed by it on or before the Closing Date;

          7.1.3  Form of Documents.  All certificates and other documents to be
                 -----------------
delivered by the Bekaert Parties or their Affiliates hereunder shall be in form and substance satisfactory to the MSC Parties;

          7.1.4  The Bekaert Parties Certificate.  The MSC Parties shall have
                 -------------------------------
received an officer's certificate, in substantially the form of Exhibit 7.1.4 signed by each of the Bekaert Parties;

          7.1.5  Good Standing.  The MSC Parties shall have received good
                 -------------
standing certificates dated no more than ten (10) days prior to the Closing Date from Bekaert's state of incorporation;

          7.1.6  Legal Action.  There shall be no pending or threatened legal
                 ------------
action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of any of the transactions contemplated by this Agreement or the Contribution Agreement;

          7.1.7   Hart-Scott-Rodino. Any applicable waiting period under the
                  -----------------
Hart-Scott-Rodino Act, if applicable, relating to the transactions contemplated by this Agreement shall have expired or been terminated;

          7.1.8   Board Approval of Material Sciences Corporation. The board of
                  -----------------------------------------------
directors of MSC shall have approved this Agreement, and the completion of the transactions contemplated in this Agreement;

          7.1.9   Delivery of Documents. The Bekaert Parties shall have executed
                  ---------------------
and delivered at the Closing all other agreements to be executed by the Bekaert Parties;

          7.1.10  Exclusive Supply Agreement. The Exclusive Supply Agreement
                  --------------------------
between MSC, on the one hand, and ISF and the Bekaert Parties, on the other hand, shall have been executed and delivered at the Closing by the Bekaert Parties, in substantially the form attached hereto as Exhibit 7.1.10;

          7.1.11  Services Agreement. A Services Agreement shall have been
                  ------------------
executed and delivered at the Closing by Newco, in substantially the form attached hereto as Exhibit 7.1.11;

          7.1.12  License Agreement. A License Agreement for use of the names
                  -----------------
MSC, Material Sciences and Material Sciences Corporation among NVB, Newco, the Foreign Subsidiaries and MSC shall have been executed and delivered by NVB and Newco, in substantially the form attached hereto as Exhibit 7.1.12;

          7.1.13  Letter. The Bekaert Parties shall have delivered to the MSC
                  ------
Parties a letter concerning nondisclosure surrounding certain environmental matters reasonably acceptable to the parties; and

          7.1.14  Other. The MSC Parties shall have received each other
                  -----
document required to be delivered by the Bekaert Parties under the terms of this Agreement.

     7.2  Conditions to the Bekaert Parties' Obligations. The obligations of
          ----------------------------------------------
the Bekaert Parties to be performed hereunder on the Closing Date are subject to satisfaction of the following conditions on or before the Closing Date (or their waiver by the Bekaert Parties):

          7.2.1   Representations and Warranties True and Accurate as of
                  ------------------------------------------------------
Closing. The representations and warranties of the MSC Parties contained herein
-------
shall be true and correct in all material respects as of the date of this Agreement and continue to be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time; provided, however, that with respect to any representation and warranty given by the MSC Parties with regard to Pro Marketing or Solar-Gard in Article 3 such representation and warranty on the Closing Date will be made by MSC/SFI, the successor to Pro Marketing and Solar-Gard, except as to the representations and warranties with regard to corporate status and good standing of Pro Marketing and Solar-Gard on the Closing Date, which as of the Closing Date will have been lawfully merged out of existence;

          7.2.2  Performance of Obligations of the MSC Parties.  The MSC Parties
                 ---------------------------------------------
shall have performed in all material respects all of its covenants hereunder to be performed by it on or before the Closing Date;

          7.2.3  Material Adverse Facts.  There shall not have occurred after
                 ----------------------
the date hereof, any events, facts, or circumstances which reflect in any material adverse way on the financial condition, assets, liabilities, business, or prospects of the MSC/SFI Entities;

          7.2.4  Form of Documents.  All certificates, assignments, documents of
                 -----------------
title and other documents to be delivered by the MSC Parties or their Affiliates hereunder shall be in form and substance satisfactory to the Bekaert Parties;

          7.2.5  The MSC Parties' Certificate.  The Bekaert Parties shall have
                 ----------------------------
received an officer's certificates, in substantially the form of Exhibit 7.2.5 signed by the MSC Parties;

          7.2.6  Good Standing.  The Bekaert Parties shall have received good
                 -------------
standing certificates dated no more than ten (10) days prior to the Closing Date from each of the MSC/SFI Entities from their country or state of incorporation or organization and each state in which each of the MSC/SFI Entities is qualified to do business as a foreign corporation;

          7.2.7  Legal Action.  There shall be no pending or threatened legal
                 ------------
action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of any of the transactions contemplated by this Agreement or the Contribution Agreement including, without limitation, any claim or threat of claim by any Person asserting an ownership, voting or equity interest in or the right to acquire the Membership Interests or the NVB Intellectual Property Rights;

          7.2.8  Consents.  The Companies shall have received all consents,
                 --------
approvals, permits, licenses and registrations of all Persons and Governmental Authorities necessary for NVB, Bekaert, MSC and MSC/SFI to execute, deliver and perform this Agreement, the Contribution Agreement and for the Companies to operate the Business as heretofore conducted;

          7.2.9  Hart-Scott-Rodino.  Any applicable waiting period under the
                 -----------------
Hart-Scott-Rodino Act, if applicable, relating to the transactions contemplated by this Agreement shall have expired or been terminated;

          7.2.10 Delivery of Documents.  The MSC Parties shall have executed
                 ---------------------
and
delivered at the Closing all other agreements to be executed by the MSC Parties;

          7.2.11  Termination of Prior Agreements.  MSC shall terminate the
                  -------------------------------
Indemnification Agreement between MSC and Bekaert Coordinatiecentrum, n.v. dated November 19, 1998 and the Indemnification Agreement between MSC and Bekaert dated November 19, 1998, and shall deliver to the Bekaert Parties at Closing such terminations;

          7.2.12  Transfer of Intellectual Property to NVB or its Designated
                  ----------------------------------------------------------
Affiliate.  The MSC Parties shall have received all material consents,
---------
approvals, permits, licenses and registration of all Persons and Governmental Authorities necessary for MSC/SFI to transfer, assign and deliver the Intellectual Property to NVB, or its designated Affiliate;

          7.2.13  Reorganization.  MSC/SFI shall have caused the following
                  --------------
actions to have occurred and been completed prior to the Closing Date: (i) Pro Marketing and Solar-Gard to be merged with and into MSC/SFI, with MSC/SFI as the surviving entity; and (ii) all of the capital stock of the Foreign Subsidiaries to have been transferred to Newco, except 1% of the stock of each of the Mexican Subsidiaries will be transferred to another Foreign Subsidiary;

          7.2.14  Closing of the Contribution Agreement.  The closing of the
                  -------------------------------------
transaction contemplated by the Contribution Agreement and the consummation of the transactions contemplated thereby shall have closed in accordance with the form of the Contribution Agreement attached hereto as Exhibit 7.2.14;

          7.2.15  Board Approval of the Bekaert Parties.  The Boards of
                  -------------------------------------
Directors of the Bekaert Parties shall have approved the Agreement, and the completion of the transactions contemplated in this Agreement;

          7.2.16. Release of Guarantees.  The MSC/SFI Entities, as applicable,
                  ---------------------
shall have received (and delivered to the Bekaert Parties evidence of) releases of the guarantees listed on Schedule 7.2.16 attached hereto;

          7.2.17  Release of MSC/SFI.  Receipt of a general release executed by
                  ------------------
MSC/SFI of all claims it may have against ISF and a general release executed by MSC/SFI of all claims it may have against Newco, in the form mutually agreed to by the parties, for obligations or claims occurring or accruing before the Closing Date;

          7.2.18  Resignations.  Receipt of the resignations of all officers and
                  ------------
MSC/SFI's Steering Committee Representatives of ISF; the resignations of all officers and Representatives (Directors) of Newco; and the resignations of the officers and directors of the Companies as requested by the Bekaert Parties;

          7.2.19  Exclusive Supply Agreement.  The Exclusive Supply Agreement
                  --------------------------
between

MSC, on the one hand, ISF and the Bekaert Parties, on the other hand, shall have been executed and delivered at the Closing by MSC, in substantially the form attached hereto as Exhibit 7.1.10;

          7.2.20  Assignment Agreement.  An assignment agreement shall have been
                  --------------------
executed and delivered at the Closing by the MSC Parties conveying the Membership Interests to Bekaert, in the form mutually agreed to by the parties, together with such other instruments of transfer and assignment as may be necessary or appropriate to vest in Bekaert good title to the Membership Interests, duly executed by MSC/SFI;

          7.2.21  NVB Assignment.  An assignment of the Intellectual Property to
                  --------------
NVB, or its designated Affiliate, shall have been executed and delivered at the Closing by MSC/SFI to NVB, or its designated Affiliate, in the form mutually agreed to by the parties;

          7.2.22  Services Agreement.  A Services Agreement shall have been
                  ------------------
executed and delivered at the Closing by MSC, in substantially the form attached hereto as Exhibit 7.1.11;

          7.2.23  License Agreement.  A License Agreement for use of the names
                  -----------------
MSC, Material Sciences and Material Sciences Corporation among NVB, Newco, the Foreign Subsidiaries and MSC shall have been executed and delivered by MSC, in substantially the form attached hereto as Exhibit 7.1.12;

          7.2.24  Open Due Diligence Matters.  Information compromising the Open
                  --------------------------
Due Diligence Matters shall have been received and reviewed by the Bekaert Parties, and the implication thereof under the Purchase Agreement, the Contribution Agreement and the other agreements contemplated hereby, resolved to the reasonable satisfaction of the Bekaert Parties; and

          7.2.25  Other.  Bekaert and NVB shall have received each other
                  -----
document required to be delivered by the MSC Parties under the terms of this Agreement.

     7.3  Intentionally Omitted.
          ---------------------

     7.4  Closing  .  If the conditions to the parties' obligations enumerated
          -------
in Article 7 are satisfied, consummation of the transactions contemplated hereby (the "Closing") shall take place on June 29, 2001, at the offices of MSC, at 2200 East Pratt Boulevard, Elk Grove, IL, or by the exchange of documents by courier and facsimile, or on such other date as the parties may agree (the "Closing Date"). The transfers and deliveries described in this Article 7 shall be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery shall become effective until all such other transfers and deliveries have also been consummated. The transfers and deliveries herein contemplated shall be deemed to have occurred and the Closing shall be effective as of the close of business on the Closing Date.

     7.5  Termination  .  This Agreement may be terminated at any time prior to
          -----------
the Closing Date:

          (a) by mutual written consent of the MSC Parties and the Bekaert Parties; or

          (b)            by either of the Bekaert Parties or the MSC Parties:

               (i) if the Closing has not occurred on or before September 15, 2001 (the "End Date"); provided, however, that the right to terminate the Agreement under this Section 7.5(b)(i) shall not be available to any party whose breach of any obligation under this Agreement, has been the cause of or resulted in the failure to Close on or before the End Date; provided, further, that the MSC Parties cannot rely upon termination under this
     Section 7.5(b)(i) if the MSC Parties' are considering an unsolicited offer pursuant to Section 6.9 hereof; or

               (ii) if there has been a material breach of any representation, warranty, or covenant of the other party set forth in this Agreement, and such violation or breach is not cured or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within fifteen (15) U.S. business days following receipt by the breaching party of notice of such breach; or

          (c) by the MSC Parties, upon two days' prior notice to the Bekaert Parties, if the Board of Directors of the MSC Parties determines in good faith after consultation with outside counsel that the termination of this Agreement and the acceptance of an unsolicited offer described in Section 6.9 is required pursuant to its or their fiduciary duties under Delaware case law or by the rules of the New York Stock Exchange or Securities and Exchange Commission.

     7.6  Effect of Termination  .
          ---------------------

          (a) Termination of Obligations.  If this Agreement is terminated
              --------------------------
pursuant to Section 7.5, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.7, 7.5, 7.6, and 8.1.2 will survive in accordance with their terms; subject to the terms of Sections 7.6(b) and 7.6(c) below.

          (b) Liquidated Damages.  If this Agreement is terminated by either the
              ------------------
Bekaert Parties or the MSC Parties pursuant to Section 7.5(b)(ii) because of a material breach by the other party, then the breaching party shall pay to the terminating party in cash an amount equal to Five Million US Dollars (US $5,000,000), as the sole and exclusive remedy for all claims arising out of relating to this Agreement and the transactions contemplated hereby and the sole and exclusive measure of damages. The parties agree that it would be extremely difficult to determine the amount of damages which the terminating party would suffer as a result of the breaching party's default pursuant to Section 7.5(b)(ii), and have agreed, after specific negotiation relating thereto, that the amount of Five Million US Dollars (US $5,000,000) is a reasonable estimate of the terminating party's damages and is intended to constitute a fixed amount of liquidated damages and is not intended to constitute a penalty.

          (c) Additional Termination Fee.  If this Agreement is terminated by
              --------------------------
the MSC Parties pursuant to Section 7.5(c), the MSC Parties shall pay the Bekaert Parties a termination fee equal to Five Million US Dollars (US $5,000,000) in cash, in full compensation to the Bekaert Parties for the consequences suffered thereby.

8.   POST-CLOSING AND SPECIAL COVENANTS       .
     ----------------------------------

     8.1  Miscellaneous Covenants  .
          -----------------------

 .         8.1.1  Consents. The MSC Parties and the Bekaert Parties shall
                 --------
cooperate with each other in preparing, filing and taking any other actions necessary with respect to any application, request or actions which are or may be necessary to obtain the consent of any government or third party to the transactions contemplated by this Agreement or the Contribution Agreement or which are or may be necessary or helpful in order to accomplish such transactions.

          8.1.2  Expenses.  Except to the extent otherwise specifically provided
                 --------
herein, the Bekaert Parties shall pay all of the expenses incident to the transactions contemplated by this Agreement or the Contribution Agreement, which are incurred by the Bekaert Parties, their Affiliates (defined pre-Closing), or their representatives, and the MSC Parties shall pay all of the expenses incident to the transactions contemplated by this Agreement or the Contribution Agreement, which are incurred by the MSC Parties, their Affiliates, or their representatives.

          8.1.3  Post-Closing Consents.  The MSC Parties shall deliver to NVB,
                 ---------------------
or its designated Affiliates, or Newco, as applicable, as soon as practical after the Closing Date the consents, approvals, permits, licenses and registrations not delivered pursuant to Section 7.2.12 at Closing, including, without limitation, the execution of all trademark, service mark, patent or other intellectual property instruments of assignment or otherwise required to transfer the ownership of the NVB Intellectual Property Rights, or by Newco pursuant to the Contribution Agreement.

          8.1.4  Assignment of Contracts, Rights, Etc.  Neither this Agreement
                 ------------------------------------
or the Contribution Agreement, nor any document of assignment contemplated herein or therein, shall constitute an agreement to assign any Assigned Contract, or any claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of the Companies or the Bekaert Parties hereunder or under the Contribution Agreement. MSC/SFI shall use commercially reasonable efforts to obtain the consent of the other party to any of the foregoing to the assignment thereof to the Companies or the Bekaert Parties, as the case may be, in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, the parties agree to cooperate with each other in any reasonable arrangement designed to provide for the Companies or the Bekaert Parties, as the case may be, the benefits thereunder, including, but not limited to, having (a) the Companies or the Bekaert Parties, as the case may be, act as agent for MSC/SFI, and (b) MSC/SFI enforcing for the benefit of the Companies or the Bekaert Parties, as the case may be, any and all rights of MSC/SFI against the other party thereto arising out of the cancellation by such other party or otherwise.

          8.1.5  Additional Foreign Subsidiary Financial Statements.  The MSC
                 --------------------------------------------------
Parties shall cause the year-end, audited or reviewed, financial statements of Solar Gard (SEA) Pte, Ltd., a Singapore corporation and MSC Specialty Films (Australasia) Pty. Limited, an Australian corporation to be delivered to the Bekaert Parties immediately upon receipt thereof by the MSC Parties, whether received prior to or after the Closing Date.

     8.2  Employment.   MSC/SFI shall terminate the employment of the MSC/SFI
          ----------
workforce on the Closing Date and shall bear all Liability in connection therewith except as expressly provided herein. Bekaert's intention is to offer employment to the MSC/SFI workforce under terms of employment and Employee Programs that are comparable to those provided to ISF employees on the Closing Date together with such other benefits as Bekaert has expressly agreed to make available to Transferred Employees under Section 8.3. With respect to employees of the Foreign Subsidiaries, Bekaert's intention is to maintain employment of the employees of the Foreign Subsidiaries under terms of employment and Employee Programs comparable to those provided to such Employees by the Foreign Subsidiaries on the Closing Date.

     8.3  Employee Programs.
          -----------------

          8.3.1  Stock Options.  All stock options that have been granted or
                 -------------
awarded by MSC in written agreements to former employees of MSC/SFI who are employed by Newco on and after the Closing ("Transferred Employees") under the MSC1992 Omnibus Stock Awards Plan for Key Employees, which includes without limitation, the MSC1993 Restricted Stock/Stock Option Awards Program, the MSC1994 Restricted Stock/Stock Option Awards Program, the MSC1995 Stock Option Plan, the MSC Corporation 1996 Stock Option Grant and the MSC1997 Stock Option Grant (the "Option Agreements"), shall remain outstanding and shall be exercisable by the optionees in accordance with the applicable terms of such Option Agreements.

          8.3.2  Restricted Stock.  Awards of restricted stock and cash, which
                 ----------------
have been made by MSC to Transferred Employees under the MSC1992 Omnibus Stock Awards Plan for Key Employees, which includes without limitation, the MSC 1999 Long-Term Incentive/ Leveraged Stock Awards Program, the MSC 2000 Long-Term Incentive/ Leveraged Stock Awards Program, and the MSC 2001 Long-Term Incentive/ Leveraged Stock

Awards Program and which have not become fully vested as of the Closing Date (the "Restricted Stock Awards"), shall become vested, and the restrictions thereon shall lapse, in accordance with the applicable terms of the agreements applicable to such Restricted Stock Awards. On or before the thirtieth (30th) day after the Closing Date, MSC shall distribute to the holders of each Restricted Stock Award, the portion of the stock and cash pertaining to his Restricted Stock Award that becomes vested as of the Closing Date pursuant to this Section 8.3.2 less all applicable payroll taxes and withholding. In the case of the MSC 1999 Long-Term Incentive/Leveraged Stock Award Program, MSC/SFI shall use its best efforts to obtain the approval of the Board of Directors of MSC to accelerate the vesting of the 1999 Restricted Stock Awards on a pro rata basis through Closing. If the MSC Board of Directors fails to approve the accelerated vesting of the 1999 Restricted Stock Awards, MSC/SFI shall pay to each Transferred Employee an amount in cash equal to sum of: (i) the fair market value of the prorated shares of stock under the Transferred Employee's 1999 Restricted Stock Award using the closing price of the MSC stock on June 29, 2001; (ii) the value of the prorated cash award; and (iii) the forfeited investment amount made by the Transferred Employee multiplied by 22.2%. The amount of each 1999 Restricted Stock Award that becomes vested on the Closing Date shall be determined by multiplying the number of shares and the cash portion pertaining to such 1999 Restricted Stock Award by 77.8%. Effective as of the Closing, Bekaert shall cause Newco to enter into Long-Term Incentive Cash Award Agreements, in the form attached hereto as Exhibit 8.3.2, with each of the Transferred Employees listed on Schedule 8.3.2, pursuant to which Newco shall be obligated to pay each such Transferred Employee a distribution in cash, but not in stock, equal to the value of the portion of his Restricted Stock Award that did not become vested on the Closing Date, which amount is set forth in a schedule agreed upon by the parties.

          8.3.3  EVA Plan.  Effective as of the Closing and for the twelve-month
                 --------
period ending February 28, 2002, Bekaert will cause Newco to cover Transferred Employees, who are participants in the MSC EVA Improvement and Incentive Plan (the "EVA Plan") on the Closing Date, by a plan, the terms and conditions of which are comparable to those applicable to MSC/SFI employees under the EVA Plan (the "Newco EVA Plan"). Pursuant to the Newco EVA Plan, Newco will assume the responsibility to pay any bonuses, in addition to any applicable employer related payroll taxes attributable thereto, earned by Transferred Employees under the EVA Plan for the twelve-month period ending February 28, 2002 in accordance with the targets and methodology applicable to the Transferred Employees under the EVA Plan on the Closing Date. The application of the Newco EVA Plan shall not penalize any of the Transferred Employees as a result of the transactions contemplated by this Agreement or the acquisition of NeoVac. In addition, the Newco EVA Plan shall provide that Newco will pay to Transferred Employees the portion of their compensation under the EVA Plan that was "banked" under the EVA Plan as of February 28, 2001, increased or decreased for any changes in the amount banked after February 28, 2001 and through February 28, 2002. If the Newco EVA Plan does not continue the "banking" provisions of the EVA Plan past February 28, 2002, then Newco shall establish a plan pursuant to which the banked amounts will be distributed to Transferred

Employees over a period not to exceed five years in accordance with terms of payment that are comparable to those contained in the EVA Plan.

          8.3.4  Employee Stock Purchase Plans.  Effective as of the Closing
                 -----------------------------
Date, MSC shall terminate the participation of the Transferred Employees in the MSC Employee Stock Purchase Plan. Any amounts withheld from Transferred Employees under such plan that have not been applied toward the purchase of MSC stock as of the Closing Date shall be distributed to such Transferred Employees in accordance with the terms of such plan.

          8.3.5  Merit/Stock Exchange Program.
                 ----------------------------

                 (a) Effective as of the Closing Date, MSC shall terminate the participation of the Transferred Employees in the MSC Merit/Stock Exchange Program. MSC shall use its best efforts to obtain the approval of the Board of Directors of MSC to remove any and all restrictions applicable to MSC stock awarded to such employees under such plan and, within thirty (30) days after the Closing Date, shall distribute the stock to such employees under the MSC Merit/Stock Exchange Program. Effective March 1, 2002, Newco shall increase the base salary of each Transferred Employee, who elected under the MSC Merit/Stock Exchange Program to receive MSC restricted stock or options in lieu of his merit increase for the fiscal year beginning March 1, 2001, to the base salary that such Transferred Employee would have received during the fiscal year beginning March 1, 2001 if he had not elected to receive MSC restricted stock or options in lieu of such merit increase. If the MSC Board fails to remove any and all restrictions applicable to such Transferred employee pursuant to this Section 8.3.5, MSC/SFI shall pay to the respective Transferred Employee an amount in cash equal to the fair market value of the stock of MSC as designated for the closing price on June 29, 2001, multiplied by the number of shares each holder of the Restricted Stock Award would have received had the restrictions been removed. This amount net of applicable payroll taxes shall be distributed within 30 days .

          (b) For each Transferred Employee who elected to be granted stock options ("Stock Options") on March 1, 2001 in lieu of a merit increase under the MSC Merit/Stock Exchange Program ("Award"), MSC will honor such terms of the agreement for such Stock Options between MSC and such Transferred Employee. If the market price per share of MSC stock exceeds the exercise price of the Stock Options between the Closing Date and the expiration of the Stock Options such that had the Transferred Employee exercised the Stock Options prior to expiration of the Stock Options (the "Expiration Date") the value of the Award would have yielded a before tax value higher than the Transferred Employee's merit increase for the twelve-month period ending February 28, 2002, no further payment will be due to the affected Transferred Employee. If the market price per share of MSC stock does not exceed the exercise price of the Stock Options between the Closing Date and the expiration of the Stock Options such that had the Transferred Employee exercised the Stock Options prior to the Expiration Date the value of the Award would have yielded a before tax value lower than the

Transferred Employee's merit increase for the twelve-month period ending February 28, 2002, MSC will pay the prorated merit increase in cash plus interest of seven percent (7.00%) on a compounded basis from March 1, 2001 until the Closing Date; and Bekaert will increase the salary of the Transferred Employee effective on one day after Closing Date on a retroactive basis by such amount.

          8.3.6  SERP.  Effective as of the Closing Date, Bekaert shall cause
                 ----
Newco to offer to cover the two Transferred Employees, who are covered under the MSC Supplemental Retirement Plan (the "SERP") on the Closing Date (the "SERP Participants"), under a nonqualified supplemental executive retirement plan with terms and conditions comparable to those applicable to each of them under the SERP, in each case conditioned upon his agreement to release MSC from its obligations to him under the SERP. If a SERP Participant refuses to release MSC from its obligations to him under the SERP, then Newco shall not be obligated to provide such SERP Participant with the benefits described in the preceding sentence and MSC shall remain obligated to pay such SERP Participant's benefits under the SERP in accordance with the terms of the SERP and the SERP agreement entered into with such SERP Participant. If a SERP Participant refuses to release MSC from its obligations to him under the SERP, then, on the Closing Date, the Purchase Price shall be increased by either Eighty Eight Thousand Four Hundred Thirty One US Dollars (US $88,431) or Sixty Nine Thousand Two Hundred Thirty Three (US $69,233), depending upon which SERP Participant refuses to release MSC. In addition, effective as of the Closing Date, Bekaert will consider providing nonqualified supplemental executive retirement plan benefits to those certain Transferred Employees who MSC/SFI has proposed to add to the SERP as of the date of this Agreement (the "Additional SERP Participants"). The supplemental executive retirement plan benefits provided to the Additional SERP Participants shall be the same as those provided to the SERP Participants on the date of this Agreement. In the event Bekaert determines not to provide such benefits to the Additional SERP Participants by the Closing Date as contemplated herein, the Purchase Price shall be increased by the amount of Sixty Two Thousand Nine Hundred Thirty-Three US Dollars (US $62,933.00).

          8.3.7  Post Retirement Medical.  On the Closing Date, Bekaert shall
                 -----------------------
cause Newco to assume all of MSC's obligations to provide post-retirement medical benefits under the MSC Post-Retirement Medical Plan to Transferred Employees. Newco shall adopt a plan document with terms and conditions that are comparable to those contained in the MSC Post-Retirement Medical Plan.

          8.3.8  401(k) Plan.  On or before December 31, 2001, MSC shall take
                 -----------
all necessary and appropriate steps to transfer to the Newco LLC Savings and Investment Plan, or such other qualified plan as Newco may establish (the "Newco 401(k) Plan"), all of the assets in the MSC Savings and Investment Plan (the "MSC 401(k) Plan") associated with Transferred Employees, including assets attributable to all employer and employee contributions, whether or not vested. Newco agrees to maintain the Newco 401(k) Plan as a defined contribution plan and related trust, which is intended to be (i) qualified under Section 401(a) of the Code; (ii) exempt from taxation under Section 501(a) of the Code and (iii) in compliance with the applicable requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The Newco 401(k) Plan will preserve all benefit options pursuant to Code Section 411(d)(6) as provided under the MSC 401(k) Plan; will credit to each Transferred Employee for purposes of eligibility, vesting and crediting of allocations under the Newco 401(k) Plan, all service earned by such employees under the MSC 401(k) Plan; will accept the transfer in kind of all outstanding loans from the MSC 401(k) Plan to such employees and will assume all MSC 401(k) Plan liabilities and obligations associated with the Transferred Employees, subject to the Newco 401(k) Plan's receipt of the assets transferred pursuant to this subparagraph 8.3.8. All future forfeitures from the accounts of Transferred Employees in the Newco 401(k) Plan shall remain in such plan and shall be available to offset future employer contributions or to pay the expenses of administration of such plan.

          8.3.9  Retirement Plan. On or before December 31, 2001, MSC shall take
                 ---------------
all necessary and appropriate steps to transfer to the Newco 401(k) Plan all of the assets in the MSC Retirement Plan (the "MSC Retirement Plan") associated with the Transferred Employees, including employer contributions, whether or not vested. Newco agrees to establish and maintain the Newco 401(k) Plan as a defined contribution plan and related trust, which is intended to be (i) qualified under Section 401(a) of the Code; (ii) exempt from taxation under
Section 501(a) of the Code and (iii) in compliance with the applicable requirements of ERISA, as amended. The Newco 401(k) Plan will preserve all benefit options pursuant to Code Section 411(d)(6) as provided under the MSC Retirement Plan; will credit to each Transferred Employee for purposes of eligibility, vesting and crediting of allocations under the Newco 401(k) Plan, all service earned by such employees under the MSC Retirement Plan; and will assume all MSC Retirement Plan liabilities and obligations associated with the Transferred Employees, subject to the Newco 401(k) Plan's receipt of the assets transferred pursuant to this subparagraph 8.3.9. All future forfeitures from the accounts of Transferred Employees in the Newco 401(k) Plan shall remain in such plan and shall be available to offset future employer contributions or to pay the expenses of administration of such plan.

          8.3.10  Deferred Compensation Plan.  Effective as of the Closing Date,
                  --------------------------
Bekaert shall cause Newco to cover the Transferred Employees, who are participants in, and have accounts under, the MSC Deferred Compensation Plan (the "MSC Deferred Compensation Plan") on the Closing Date, under a nonqualified deferred compensation plan that has substantially the same terms and conditions as the MSC Deferred Compensation Plan and to assume the liability to pay to such Transferred Employees the amounts credited to them under the MSC Deferred Compensation Plan as of the Closing Date. Such Transferred Employees shall not be permitted to make any further deferrals under the Newco plan after the Closing Date. As soon as practicable after the Closing Date MSC shall cause Merrill Lynch to transfer to the trustee of a rabbi trust to be established by Newco all of the assets of the Merrill Lynch Non-Qualified Deferred Compensation Plan Trust Agreement applicable to the MSC Deferred

Compensation Plan that are credited to Transferred Employees who become participants in Newco deferred compensation plan established pursuant to this subparagraph 8.3.10.

          8.3.11  Severance.  On the Closing Date, Bekaert shall cause Newco to
                  ---------
establish a severance policy for Transferred Employees that is comparable to the MSC/SFI severance policy and such policy shall be maintained in such form for the remainder of calendar year 2001, unless otherwise expressly agreed between Newco and a Transferred Employee.

          8.3.12  Workers Compensation.  Neither Bekaert nor the Companies shall
                  --------------------
be liable for any workers compensation claim, or claim made for work-related injuries or illnesses covered under any occupational benefits plan of MSC/SFI, which pertains to injuries or illnesses occurring prior to or on the Closing Date, unless an adequate and appropriate accrual for the payment of such claim has been established on the MSC/SFI balance sheet as of the Closing Date. The Companies shall assume liability for the payment of each claim to the extent of the amount accrued on the MSC/SFI financial statements with respect to such claim.

          8.3.13  Vacation and Holiday Pay.  On and after the Closing Date, the
                  ------------------------
Companies shall assume the responsibility to pay to Transferred Employees any and all vacation and holiday pay when earned and payable in accordance with Newco's vacation and holiday pay policies, which, for the remainder of calendar year 2001, shall be substantially similar to the vacation and holiday pay policies of MSC/SFI.

          8.3.14  Cooperation.  MSC/SFI and the Companies agree to cooperate in
                  -----------
collecting any information that may be required by either in order to discharge their respective obligations under this Section 8.3.

     Except as set forth in this Section 8.3, neither Bekaert nor the Companies shall be responsible or liable for any payment or benefit under any Employee Program of MSC/SFI, whether written or unwritten, collective or individual, formal or informal, except as expressly set forth otherwise in this Agreement or in the Contribution Agreement.

     8.4  Non-Solicitation/ No Hire of Employees.
          --------------------------------------

          8.4.1 Neither MSC Party nor their Affiliates shall for a period of four (4) years after the Closing Date, directly or indirectly, hire or offer to hire any Former Employee (as defined hereafter). For purposes of this paragraph, a "Former Employee" shall mean any Person who is or was in the employ of MSC/SFI, Newco, the Foreign Subsidiaries, Pro Marketing or Solar-Gard on or after February 28, 2001.

          8.4.2 Neither Bekaert Party nor their Affiliates shall, for a period of four (4) years after the Closing Date, directly or indirectly hire or offer to hire any person who was an employee on the Closing Date of MSC or any of its Affiliates (other than the Companies).

  8.5  Nondisclosure; Noncompetition.
       -----------------------------

          8.5.1  Nondisclosure.  Each of the MSC Parties agrees (on behalf of
                 --------------
itself and its successors and assigns) that, from and after the Closing Date, neither such party nor any Affiliate thereof will, in any fashion, form or manner, either directly or indirectly, divulge, disclose, use, disseminate or communicate to any person, firm or corporation in any manner, any trade secrets (which are comprised of any information, including a formula, pattern, compilation, program, data, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy) or confidential or proprietary information relating to the Business (collectively, the "Protected Information"). Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that the Protected Information shall include:

                 (a) information regarding customers, customer accounts, the nature and volume of goods purchased by the customers, the prices the Business obtains or has obtained or at which it sells or has sold its products or services, merchandising and sales methods, and profit margins of the Business or particular lines of products; and

                 (b) financial or sales data, and information relating to business plans, strategies or processes, of the Business. The parties specifically stipulate that as between them, the Protected Information is important, material and seriously affects the effective and successful conduct of the Companies business following the date hereof and its goodwill and that any breach of the terms of this paragraph is a material breach hereof.

          8.5.2  Noncompetition/Noninterference. Commencing on the Closing Date
                 ------------------------------
and continuing thereafter:

                 (c) for the term of years specified in Schedule 8.5.2, the MSC Parties shall not engage in any Restricted Business anywhere in the world. For purposes of this Section, a "Restricted Business" shall mean a business that involves in whole or in part the development, manufacture or sale of (i) products with the applications set forth in Schedule 8.5.2, or (ii) products that incorporate the technologies specified in Schedule 8.5.2. For purposes of this Section 8.5.2, an MSC Party shall be deemed to engage in a Restricted Business if it should, directly or indirectly, through any person, corporation, partnership, limited liability company, proprietorship, firm, association, or other business entity (foreign or domestic), own, manage, control or participate in the ownership, management or control of, provide financing or other financial or other assistance to, or otherwise affiliate or associate (as a consultant, independent contractor or otherwise) with, any person, corporation, partnership, limited liability company, proprietorship, firm, association, or other business entity (foreign or domestic) that engages in a Restricted Business; or

                 (d) for the period of one (1) year, the MSC Parties shall not induce any person who is an employee of the Companies or ISF, following the Closing Date, to terminate said relationship.

          (e) The parties acknowledge that (a) the business of MSC/SFI is international in scope, (b) MSC/SFI's products and services are marketed throughout the world; (c) MSC/SFI competes with other businesses that are located throughout the world, and (d) this noncompetition restriction is necessary to protect legitimate business interests, including trade secrets, confidential information, relationships with prospective and existing customers and the goodwill associated with the Business, and is provided by the MSC Parties to Bekaert as further inducement for Bekaert to purchase the Membership Interests and the NVB Intellectual Property Rights.

                         (a)       8.5.3  Modifications; Tolling. The parties
                                          ----------------------
                 expressly agree that if any claim is made that any covenant set forth in Section 8.5.1 or Section 8.5.2 above is invalid or unenforceable, due to the duration or geographic area thereof, and/or otherwise, the covenant shall not thereby be rendered invalid or unenforceable, but it shall instead be modified to the maximum duration, maximum geographic area, and/or otherwise as the arbitrator(s) or a court examining the covenant shall find to be reasonable and legally enforceable. In the event a MSC Party shall violate any legally enforceable provision of this Agreement as to which there is a specific time period during which such party is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

                         (b)       8.5.4  Immediate Equitable Relief.
                                          --------------------------
                 Notwithstanding anything contained in this Agreement to the contrary, the parties acknowledge that a violation or threatened violation of the provisions set forth in Section
                 8.5.1 or Section 8.5.2 above will result in irreparable harm to the Bekaert Parties, and, accordingly, the parties agree that the Bekaert Parties shall be entitled to institute judicial proceedings, seeking immediate injunctive relief (or similar equitable relief) against such violation or threatened violation without any requirement to post a bond as a condition of such relief, as well as damages at law as may be recovered by the Bekaert Parties, and the attorney fees it incurs in enforcing any of the covenants contained herein.

          8.5.5  Separate Covenants; Independent Covenant.
                 ----------------------------------------

          (a) The covenant in Section 8.5.2 above, ("Covenant") shall be construed as a separate Covenant covering competition in each of the separate states of the United States and foreign countries in which MSC/SFI has been engaged in business and to the extent that it shall be unenforceable under New York law as applied by that state or country, the Covenant shall not be affected thereby with respect to each other state and country, the Covenant with respect to each state and country being construed as severable and independent.

          (b) The Covenant and the covenants in Section 8.5.1 are independent of any of the covenants of the Bekaert Parties under this Agreement and shall not be affected or impaired by claims relating to such other covenants.

          8.5.6  Joint and Several Liability.  The MSC Parties each agree that
                 ---------------------------
its liability under the provisions of this Section 8.5 shall be joint and several.

     8.6  Dispute Resolution.
          ------------------

          8.6.1  Construction.  This Agreement and the Contribution Agreement,
                 ------------
the only texts of which are in English, shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof in the United States of America, and they and the performance of the parties hereto and thereto shall be construed and governed according to the laws of the State of New York, without reference to conflicts of law principles. No provision of this Agreement and the Contribution Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision.

          8.6.2  Dispute Resolution.  In the event of any dispute, controversy
                 ------------------
or claim arising out of or related to this Agreement or the Contribution Agreement or to a breach hereof or thereof, whether based in contract, tort, or statute, including its interpretation, scope, formation, performance or termination ("Dispute") the parties hereto shall attempt to settle such Dispute by friendly discussions between any MSC Party and any NVB Party. If no settlement is reached within thirty (30) days after one party notifies the other party of the existence of a Dispute, then either party may select to submit the Dispute to mediation. The demand for mediation must be submitted by the demanding party within thirty (30) days of notice of the Dispute. The parties may mutually agree upon a mediator (who must be experienced in the area of the Dispute) and the rules which will apply to the mediation. If the parties are unable to agree on either or both of a mediator or the rules to apply to the mediation, then the parties will use the then current applicable mediation rules of the CPR Institute for Dispute Resolution to choose the mediator or set rules of the mediation, or both as applicable. Any mediation will be held in New

York City, New York. If after seven (7) calendar days the Dispute is not resolved, or if the mediator declares an impasse prior to the end of such seven
(7) calendar day period, then if the parties do not mutually agree to continue mediation within two (2) further calendar days, mediation shall terminate effective at the close of business on such second calendar day ("Termination of Mediation"). The resolution of the Dispute by mediation shall not be binding on either party unless the parties mutually agree prior to the Termination of the Mediation to accept the resolution of the Dispute achieved through the mediation. If the Dispute is not resolved through mediation, either party may within thirty (30) days of the Termination of Mediation submit the Dispute to arbitration in accordance with the then-current International Rules of the American Arbitration Association ("AAA"). The arbitration, including the rendering of the award, shall take place in: (i) if a MSC Party initiates the arbitration process then the arbitration shall be held in Brussels, Belgium; or
(ii) if a NVB Party initiates the arbitration process then the arbitration shall be held in San Diego, California. In either case the applicable forum shall be the exclusive forum for final resolution of the Dispute. The governing procedural and substantive law of the arbitration shall be the internal laws of the State of New York, without regard to conflicts of law principles, as provided by Section 5-1401 of the New York General Obligations Law. There shall be three (3) arbitrators, at least one of whom shall be trained in the law and the other two of whom shall have prior experience in arbitration of transnational commercial disputes. If any Dispute involves a claim of damages for Twenty-Five Thousand US Dollars (US $25,000) or less, the arbitration shall be conducted by one (1) arbitrator appointed by the AAA and who shall be trained in the law. The language of the arbitration shall be English. The arbitrators shall have no power to add to, or subtract from, or modify any of the terms of this Agreement or the Contribution Agreement, nor to award punitive damages.
The arbitrators may award legal or equitable relief. The MSC Parties and the NVB Parties waive any rights they may have under the laws of any jurisdiction
(1) to apply to the courts of any such jurisdiction for relief from the provisions of this Section 8.6.2 or from any decision of the arbitrators absent fraud, or (2) to contest the enforceability of any arbitral award made hereunder. The MSC Parties and the NVB Parties shall each bear its own legal fees and costs and other expenses in connection with the arbitration and in the enforcement of any arbitral award. Any arbitral award shall be promptly paid by the party against which it is assessed in United States Dollars. The arbitral award shall be enforceable under the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. The arbitral award shall be binding, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Performance of this Agreement shall continue unabated during the pending of any arbitration which may arise out of a Dispute, except with regard to the matter in Dispute.

          8.6.3  Equitable Relief.  Notwithstanding anything contained in this
                 ----------------
Article 8 to the contrary, any party to this Agreement or the Contribution Agreement shall have the right to institute judicial proceedings against any other party or anyone acting by, through or under any such other party, in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

  8.7  Survival of Contribution and Joint Venture Formation Agreement. The
       --------------------------------------------------------------
MSC Parties and Bekaert acknowledge and agree that the Contribution and Joint Venture Formation Agreement between MSC/SFI and Bekaert dated October 15, 1998 ("Joint Venture Agreement"), continue in full force and effect including, without limitation, all rights to indemnification as provided therein.

  8.8  Access to Information.    For a period of seven (7) years after the
       ---------------------
Closing Date:

       (a) The Bekaert Parties shall grant or cause to be granted to the MSC Parties (or their designees) access at reasonable times to all of the information, books and records relating to the MSC/SFI Business or ISF prior to the Closing Date within the possession or control of a Foreign Subsidiary or ISF, as applicable, (including workpapers and correspondence with any Taxing Authority), and shall afford the MSC Parties (or their designees) the right (at their expense) to take extracts therefrom and make copies thereof, to the extent reasonably necessary including, without limitation, to permit the MSC Parties (or their designees) to prepare tax returns, to conduct negotiations with any Taxing Authority and to implement the provisions of, or to investigate or defend any claims between the parties arising under this Agreement or the Contribution Agreement.

       (b) The Bekaert Parties will preserve and retain all schedules, workpapers and other documents relating to any tax returns of or with respect to the Foreign Subsidiaries or ISF prior to the Closing Date, or to any claims, audits or other proceedings affecting such businesses for periods prior to the Closing Date.

       (c) The MSC Parties shall grant or cause to be granted to the Bekaert Parties (or their designees) access at reasonable times to all of the information, books and records relating to the MSC/SFI Business or ISF prior to the Closing Date within the possession or control of a MSC Party, as applicable, (including workpapers and correspondence with any Taxing Authority), and shall afford the Bekaert Parties (or their designees) the right (at their expense) to take extracts therefrom and make copies thereof, to the extent reasonably necessary including, without limitation, to permit the Bekaert Parties (or their designees) to prepare tax returns, to conduct negotiations with any Taxing Authority and to implement the provisions of, or to investigate or defend any claims between the parties arising under this Agreement or the Contribution Agreement.

        (d) The MSC Parties will preserve and retain all schedules, workpapers and other documents relating to any tax returns of or with respect to the MSC/SFI Business or ISF prior to the Closing Date, or to any claims, audits or other proceedings affecting such businesses for periods prior to the Closing Date.

     8.9   Resale Certificates. Bekaert will make available to the MSC Parties
           -------------------
resale
certificates received by Bekaert in connection with Bekaert obtaining sales tax exemption for the transactions contemplated by this Agreement.

     8.10  Collection of Monies. In the event that, after the Closing Date,
           --------------------
the MSC Parties receive any monies related to the assets transferred under this Agreement or the Contribution Agreement, including, without limitation, payments received on outstanding accounts receivables, the MSC Parties shall promptly remit such funds to Bekaert.

9. INDEMNIFICATION  .
   ---------------

     9.1  Survival; Right to Indemnification Not Effected by Knowledge  . The
          ------------------------------------------------------------
representations and warranties of the MSC Parties in Article 3 and of Bekaert in
Article 4 shall survive the Closing and continue to be binding thereafter. The right to indemnification, payment of damages or other remedy based on the representations, warranties, agreements, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, agreement, covenant or obligation. The waiver of any condition based on the accuracy of the representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations. The expiration or limitations on a right to indemnification for breaches of representations or warranties under Section 9.2.1 shall not impair the right to indemnification under the other applicable provisions of Section 9.2 for the same claim, subject to the express terms applicable to such provisions.

     9.2  Indemnification by the MSC Parties  .  The MSC Parties, jointly and
          ----------------------------------
severally, shall indemnify NVB, Bekaert, the Companies and their Affiliates and their respective shareholders, directors, officers, partners, employees, agents and representatives (the "Bekaert Indemnified Parties") against and hold them harmless from, and will pay to the Bekaert Indemnified Party the amount of, any loss, cost, expense (including costs of investigation and defense and reasonable attorney's fees), claim, Liability, demands, recoveries, lawsuits, deficiencies, fines, penalties, causes of action, settlements, disbursements, or damage (including incidental and consequential damages), whether or not involving a third-party claim (collectively, "Damages"), arising or relating, directly or indirectly, from or to or in connection with:

          9.2.1  Representations.  Any inaccuracy in or breach of any
                 ---------------
representation or warranty by the MSC Parties herein; and

          9.2.2   Covenants.  Any breach or nonperformance of any covenant or
                  ---------
obligation made or incurred by the MSC Parties herein or in the Contribution Agreement; and

          9.2.3  Retained Assets.  The Retained Assets; and
                 ---------------

          9.2.4  Retained Liabilities.  The Retained Liabilities; and
                 --------------------

          9.2.5  Foreign Subsidiaries' Liabilities. The Foreign Subsidiaries
                 ---------------------------------
                 Liabilities; and

          9.2.6.  Express Environmental Indemnity Matters.
                  ---------------------------------------

                  (a) Any of the matters arising out of the potential contamination related to any past or present improper storage, handling, disposal or discharge of Hazardous Materials, debris, process waste waters or fill material associated with:

                   (i) the influent and effluent into and from the common septic system at the MSC/SFI Houston, Texas facility.

                   (ii) the sand filtration system and the septic system as the matter relates to the potential for migration to the southeast portion of the property at the MSC/SFI Clearwater, Florida facility.

                   (iii) the former on-site pond or lagoon previously located on the western portion of the property at the MSC/SFI Clearwater, Florida facility.

                   (iv) an internal trench system within the facility that discharges into an adjacent drainage ditch and the associated operations of a former automobile repair facility at the MSC/SFI Lincoln, Nebraska facility.

                   (v) the historical disposition and/or land application of soils, fill materials and/or construction debris upon one-third portion of the property at the MSC/SFI leased San Diego, CA, facility (4520 Viewridge Ave., San Diego, CA).

                   (vi) the reconciliation of the toxic release inventory reporting as related to the volatile organic compounds (VOCs) fugitive air emissions associated with the operations at the MSC/SFI San Diego, CA, manufacturing facility (4540 Viewridge Ave., San Diego, CA).


                   (vii) air permit compliance matters, including but not limited to, operational terms and conditions, proper documentation and record Diego, CA, manufacturing facility (4540 Viewridge Ave., San Diego, CA).

          (b) Disposal by an MSC/SFI Entity for periods prior to the Closing Date at (i) the Onyx disposal facility located in Azusa, CA, (ii) the Chatham disposal facility located in Escondido, CA, or (iii) any other disposal site or facility subsequently designated as a Superfund site ("Superfund Liability") established under CERCLA.

     9.3  Indemnification by Bekaert.  Bekaert shall indemnify MSC, MSC/SFI
          --------------------------
and its Affiliates and their respective shareholders, directors, officers, partners, employees, agents and representatives (the "MSC/SFI Indemnified Parties") against and hold them harmless from, and will pay to the MSC/SFI Indemnified Party the amount of, any Damages, arising or relating, directly or indirectly, from or to or in connection with:

          9.3.1  Representations.  Any inaccuracy in or breach of any
                 ---------------
representation or warranty by the Bekaert Parties herein;

          9.3.2  Covenants.  Any breach or nonperformance of any covenant or
                 ---------
obligation made or incurred by the Bekaert Parties herein or in the nondisclosure letter delivered pursuant to Section 7.1.13; provided, however, in the event of a breach of Section 8.3 hereof by the Bekaert Parties, the MSC Parties shall be able to seek Damages for such breach whether or not any employee has asserted a claim against the MSC Parties;

          9.3.3  Assumed Liabilities.  The Assumed Liabilities (which pursuant
                 -------------------
to the Contribution Agreement include, without limitation, responsibility for product warranty claims (but not product liability claims) for defective or non-conforming products made or sold by the MSC/SFI Entities prior to the Closing Date (such claims, herein "Product Warranty Claims"); provided, however, that this indemnification for Product Warranty Claims excludes any claims for Damages by an MSC/SFI Indemnified Party for Product Warranty Claims set forth in Section 9.11);

          9.3.4  Zulte Assets.  The ownership or use of the Zulte assets by IST
                 ------------
Belgium (as defined in the Joint Venture Agreement) prior to their contribution to ISF on April 1, 2000.

     9.4  Third Party Claims.  If any legal proceedings shall be instituted or
          ------------------
any claim is asserted by any third party in respect of which the MSC/SFI Indemnified Parties or the Bekaert Indemnified Parties, may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought written notice thereof. A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages, not an injunction or other equitable relief, and unless the party from whom indemnity is sought:

          (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and

          (b) furnishes satisfactory evidence of its financial ability to indemnify the party asserting such right to indemnity,

in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all Liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

Notwithstanding the foregoing, for any audit of a Foreign Subsidiary by a Taxing Authority of that Foreign Subsidiary's jurisdiction for which a right of indemnification will be sought by the Bekaert Indemnified Parties under Section 9.2.5, the Bekaert Parties shall give prompt notice to the MSC Parties of the request for such audit. A delay in giving notice shall only relieve the MSC Parties of liability to the extent the MSC Parties suffer actual prejudice because of the delay including, without limitation, the loss of ability to obtain an extension on any tax filing. The terms of this Section 9.4 shall otherwise apply.

     9.5  Procedure for Indemnification - Other Claims. A claim for
          --------------------------------------------
indemnification for any matter not involving a third-party claim may be asserted by notice to the other party from whom indemnification is sought.

     9.6  Special Procedures Relating to Environmental Liabilities  .
          --------------------------------------------------------

          9.6.1 The following procedures govern the conduct of assessment, investigatory, corrective or remedial action in connection with Environmental Liabilities. Third party claims with respect to such matters shall additionally be governed by applicable provisions of Section 9.4 hereof to the extent not inconsistent with this Section 9.6. Upon assertion by a Bekaert Indemnified Party of such a claim, Bekaert or a Company shall be entitled to assume Principal Management of the subject matter of such claim without the admissions of responsibility and/or liability as related to the underlying basis of the claim. Bekaert or the applicable Company may assert the necessary defenses as afforded under the applicable Environmental Law. In the event Bekaert or a Company elects in writing not to undertake Principal Management, an MSC Party shall assume Principal Management. The parties not exercising Principal Management with respect to a particular matter shall be entitled, at their sole cost and expense, to reasonably participate in the management of such matter. Such participation shall include, without limitation: (i) the right to receive copies of all work proposals, reports, workplans and analytical data submitted to Governmental Authorities, all notices or other written correspondence or documents received from Governmental Authorities, any other non-privileged documentation and correspondence materially bearing to the claim, and notices of material meetings; (ii) the opportunity to attend and participate in such material meetings; and (iii) the right to reasonably consult with and approve in advance material actions (actions exceeding US $25,000) by the party exercising Principal Management, such approval not to be unreasonably withheld, conditioned or delayed.

          9.6.2 In the event an MSC Party undertakes Principal Management of any matter in accordance with Section 9.6.1, the MSC Party shall, upon reasonable notice to Bekaert, have reasonable access to the relevant subject facility. The MSC Party shall undertake all activities that it conducts or coordinates hereunder in a manner that does not unreasonably interfere with the day-to-day operation of such facility of the Company.

          9.6.3 The party undertaking Principal Management hereunder for any matter shall manage the matter in good faith and in a responsible manner, and any activities conducted in connection therewith shall be undertaken promptly and completed expeditiously using reasonable best efforts, subject to the schedules and approvals required by the applicable Governmental Authority. The parties agree to reasonably cooperate with one another in connection with addressing any matter hereunder. Any Company may take such action as is reasonable under the circumstances, and without prejudice to its rights to indemnification under this Agreement, to respond to an actual or threatened emergency or imminent endangerment situation arising from a matter otherwise covered hereunder.

          9.6.4 Any remedial action covered hereunder shall be deemed to have been adequately completed to the extent that it attains compliance with Environmental Laws, including without limitation, all applicable action levels, corrective action or cleanup standards promulgated thereunder, if any, and any lawful order or directive of an appropriate Governmental Authority.

     9.7  Time Limitations on Indemnification by the MSC Parties. The
          ------------------------------------------------------
indemnification of the Bekaert Indemnified Parties provided for under Section
9.2 shall be limited in time as follows:

          9.7.1 Any claim for indemnification under Section 9.2.1 (MSC Parties' Representation and Warranty Indemnification) shall be made by the second (2/nd/) anniversary of the Closing Date, except that there shall be:

                 (i) No time limits for making a claim under the representations and warranties found in Section 3.1.4 (Capitalization), Section
3.1.5 (Beneficial Ownership), Section 3.1.6 (Beneficial Ownership of MSC/SFI Entities), Section 3.6.1 (Title) and Section 3.7.3 (Real Estate Title), and the foregoing shall survive indefinitely (the "Excepted Warranties");

                 (ii) the time limit for making a claim under the representations and warranties found in Section 3.3.4 (Taxes) and Section 3.5.8 (Employee Benefit Programs) shall be the expiration of the applicable statutes of limitation (including extensions); and

                 (iii) the time limit for making a claim under the representation and warranty found in Section 3.8 (Environmental Matters) shall be the fifth (5/th/) anniversary of the Closing Date.

          9.7.2 Any claim for indemnification under Section 9.2.2 (MSC Parties' Covenants Indemnification) shall not be limited in time, and shall survive indefinitely;

          9.7.3 Any claim for indemnification under Section 9.2.3 (Retained Assets Indemnification) shall be made by the fifth (5/th/) anniversary of the Closing Date; and

          9.7.4 Any claim for indemnification under Section 9.2.4 (Retained Liabilities Indemnification) and Section 9.2.5 (Foreign Subsidiaries' Liabilities Indemnification) shall be made by the fifth (5/th/) anniversary of the Closing Date, except that claims made under Section 9.2.4 and Section 9.2.5 for Liabilities for Taxes shall be made by the expiration of the statute of limitations (including extensions) in the jurisdiction applicable to such Taxes; and

          9.7.5 Any claim for indemnification under Section 9.2.6 (Express Environmental Indemnity Matters) shall be made by the tenth (10/th/) anniversary of the Closing Date, except that there shall be no limits on the time for making a claim for Damages from Superfund Liability.

     9.8  Time Limitations on Indemnification by the Bekaert Parties. The
          ----------------------------------------------------------
indemnification of the MSC/SFI  Indemnified Parties provided for under Section
9.3 shall be limited in time as follows:

          9.8.1 Any claim for indemnification under Section 9.3.1 (Bekaert's Warranty and Representation Indemnification) shall be made by the second (2/nd/) anniversary of the Closing Date;

          9.8.2 Any claim for indemnification under Section 9.3.2 (Bekaert's Covenant Indemnification) shall not be limited in time, and shall survive indefinitely; and

          9.8.3 Any claim for indemnification under Section 9.3.3 (Assumed Liabilities Indemnification) and Section 9.3.4 (the Zulte Assets
Indemnification) shall be made by the fifth (5/th/) anniversary of the Closing Date.

     9.9  Limitations on Indemnification Amounts by the MSC Parties. The
          ---------------------------------------------------------
indemnification of the Bekaert Indemnified Parties provided for under certain of the provisions of Section 9.2 shall be limited in amount as follows:

          9.9.1 The maximum aggregate amount of indemnification with respect to all claims made by the Bekaert Indemnified Parties:

          (a) Section 9.2.1 (MSC Parties' Representation and Warranty Indemnification); and

          (b)            Section 9.2.4 (Retained Liabilities Indemnification);
                 and

          (c) Section 9.2.5 (Foreign Subsidiaries' Liabilities Indemnification); and

          (d)            Section 9.2.6 (Express Environmental Indemnity
                 Matters);

shall be Twenty Two Million Five Hundred Thousand US Dollars (US $22,500,000 ), except there shall be no limits on the maximum aggregate amount for claims:
------

          (x)       Under Section 9.2.1 for the Excepted Warranties;

          (y)       Under Section 9.2.6(b) for Superfund Liability.

The foregoing clauses (x) and (y), together with the representations and warranties found in Section 3.4.4 (Pending Litigation) for pending litigation not disclosed in the Disclosure Letter and Section 9.2.6(a) (Express Environmental Indemnity Matters) shall be referred to herein, the "Full Coverage Matters."

          9.9.2. No indemnification shall be provided for claims identified in
Section 9.9.1 (a) through (c) until the aggregate amount of all of the Bekaert Indemnified Parties' claims for indemnification exceed Six Hundred Thousand US Dollars (US $600,000), at which time, the full amount from the first dollar of all such claims shall be covered (the "Basket Threshold"), except for claims for Full Coverage Matters which shall have no thresholds. No indemnity shall be provided for individual claims under Thirty Thousand US Dollars (US $30,000), except for claims for Full Coverage Matters and Disclosed Matters which shall have no per claim limits. For purposes of computing the Basket Threshold, the full amount of each claim greater than Thirty Thousand US Dollars (US $30,000) and the full amount of the Full Coverage Matters and Disclosed Matters shall be considered, except that the amount of claims for Section 9.2.6 (Express Environmental Matters) shall not be counted for purposes of computing the Basket Threshold.

     9.10  Limitations on Indemnification Amounts by the Bekaert Parties. The
           -------------------------------------------------------------
indemnification of the MSC/SCI Indemnified Parties provided for under certain of the provisions of Section 9.3 shall be limited in amount as follows:

           9.10.1 The maximum aggregate amount of indemnification with respect to all claims made by the MSC/SFI Indemnified Parties under Section 9.3.1 (Bekaert's Representation and Warranty Indemnification) and Section 9.3.3 (Bekaert's Assumed Liabilities Indemnification) shall be Twenty Two Million Five Hundred Thousand US Dollars (US $22,500,000 USD); and

           9.10.2  No indemnification shall be provided for claims arising under
Section 9.3.1 (Bekaert's Representation and Warranty Indemnification) until the aggregate amount of all of the MSC/SFI Indemnified Parties claims for indemnification exceed Six Hundred Thousand US Dollars (US $600,000), at which time, the full amount from the first dollar of all such claims shall be covered (the "Basket Threshold"), except for claims for the Assumed Liability of sales and transfer Taxes as set forth in Section 2.3.3 of the Contribution Agreement which shall have no thresholds ("Sales Tax Matter"). No indemnity shall be provided for individual claims under Thirty Thousand US Dollars (US $30,000), except for claims for a Sales Tax Matter. For purposes of computing the Basket Threshold, the full amount of each claim greater than Thirty Thousand US Dollars (US $30,000) shall be considered.

     9.11  Exceptional Product Warranty Claims.  Notwithstanding any other
           -----------------------------------
indemnity contained in this Article 9, the MSC Parties, jointly and severally, shall indemnify the Bekaert Indemnified Parties against and hold them harmless from, and will pay to the Bekaert Indemnified Parties the amount of, any Damages, arising or relating, directly or indirectly, from or to or in connection with the Product Warranty Claims described in Section 9.11.1, solely on the terms and conditions contained in this Section 9.11.

           9.11.1. The indemnity set forth in Section 9.11 shall only apply to Product Warranty Claims that exceed the Trigger Amount (as defined below) in any of the following specified categories (the "Category"):

          (a) Defects or non-conformances of the product related to the optical properties, e.g. contamination, distortion or hazing;

          (b) Functional defects or non-conformances of the products related to the technical properties, e.g. UV protection or safety film standards; and

          (c) Defects or non-conformances relating to the instability of the product, e.g. film de-lamination and flaking, including, without limitation, the outside weatherable film being sold in Spain as disclosed in Section 3.4.3 of the Disclosure Letter and the attached schedules thereto.

          9.11.2. The following additional provisions shall apply to the indemnity under this Section 9.11, and the limits set forth in this Section
9.11.2 shall be the only limits on the indemnification set forth in Section 9.11 and shall be separate from the limits set forth in Sections 9.7 and 9.9:

     (a) No indemnity shall be provided for claims within a Category (the "Category Claims") unless and until the aggregate of all claims asserted following the Closing Date for such Category exceed Six Hundred Thousand US Dollars (US $600,000) (the "Trigger Amount"), at which time the full amount from the first dollar of all such Category Claims shall be covered (the "Covered Category Claims"). For purposes of computing the Trigger Amount:

          (i)            No per claim deductible shall apply; and

          (ii) Category Claims may be accumulated on a rolling consecutive twelve (12) month basis commencing on the Closing Date. If the Trigger Amount is achieved on that basis, then all such Category Claims shall be paid commencing on the first month in such computation period and for all periods thereafter until the expiration of the indemnity in this
                  Section 9.11 as provided below; and

          (iii) The calculation shall be made without regard to any accrual for product warranty reserves on the balance sheet of the MSC/SFI Entities.

     (b) The maximum liability of the MSC Parties for all Covered Category Claims in the aggregate shall be Five Million US Dollars (US $5,000,000);

     (c) Any claim for indemnification under this Section 9.11 shall be made by the second (2/nd/) anniversary of the Closing Date;

     (d) The MSC Parties shall be obligated to indemnify Covered Category Claims only to the extent of ninety percent (90%) of the Damages from such claims; and

     (e) The provisions of Section 9.4 (Third Party Claims) shall apply to claims for indemnity under this Section to the extent not inconsistent with the terms hereof.


10.  CONSTRUCTION AND MISCELLANEOUS.
     ------------------------------

     10.1  Definitions.  Accounting terms used herein and not otherwise
           -----------
defined herein shall have the meanings attributed to them under generally accepted accounting principles. When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

          "AAA" shall have the meaning set forth in Section 8.6.2.

          "Acquisition Balance Sheets" shall have the meaning set forth in
Section 3.3.1.

          "Additional SERP Participants" shall have the meaning set forth in
Section 8.3.6.

          "Adjusted EVA Plan Accrual" shall have the meaning set forth in
Section 1.4.4.

          "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, such Person and any officer, director or controlling person of such Person.

          "Agreement" shall mean this Purchase Agreement.

          "Approvals" shall have the meaning set forth in Section 3.4.1(b).

          "Assigned Contract" shall have the meaning set forth in Section 2.1.7 of the Contribution Agreement.

          "Assumed Liabilities" shall have the meaning set forth in Section 2.3 of the Contribution Agreement.

          "Award" shall have the meaning set forth in Section 8.3.5(b).

          "Basket Threshold" shall have the meaning set forth in Section 9.9.2 and 9.10.2, as the case may be.

          "Bekaert" shall mean Bekaert Corporation, a Delaware corporation.

          "Bekaert Parties" shall mean NVB and Bekaert, collectively.

          "Bekaert Indemnified Parties" shall have the meaning set forth in
Section 9.2.

          "Books and Records" means all books and records of any Person relating to such Person's business and properties, including, but not limited to, (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, suppliers' lists and personnel records, (ii) all contracts, reports, opinions, maps and other documents affecting the title to or the value of its properties, (iii) Tax returns, and
(iv) all financial and operating data, files and other information with respect to its business and properties.

          "Business" shall have the meaning set forth in Recital A.

          "Business Day" shall mean Monday through Friday, except for a legal or bank holiday in the jurisdiction of the payor.

          "Category" shall have the meaning set forth in Section 9.11.1.

          "Category Claims" shall have the meaning set forth in Section
9.11.2(a).

          "CERCLA" shall mean 42 USCA Sections 9601 to 9675.

          "Closing Date" or "Closing" shall have the meaning set forth in
Section 7.4, or such other date as is mutually agreed upon by the parties.

          "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

          "Companies" or "Company" shall mean Newco, Pro Marketing, Solar-Gard and the Foreign Subsidiaries collectively, or each of them individually.

          "Consolidated Closing Purchased Working Capital" shall mean, as of the Closing Date, the Working Capital of Newco and the Foreign Subsidiaries, determined on a consolidated basis.

          "Controlled Group Member" shall have the meaning set forth in Section 3.5.8(i)(3).

          "Contributed Assets" shall have the meaning set forth in the Contribution Agreement.

          "Contribution Agreement" shall have the meaning set forth in Recital
H.

          "Covenant" shall have the meaning set forth in Section 8.5.5.

          "Covered Category Claims" shall have the meaning set forth in Section 9.11.2(a).

          "Damages" shall have the meaning set forth in Section 9.2.

          "Disclosed Matters" shall mean the matters marked *DM in the Disclosure Letter and the schedules attached thereto.

          "Disclosure Letter" shall mean the disclosure letter delivered by the MSC Parties to Bekaert concurrently with the execution and delivery of this Agreement.

          "Dispute" shall have the meaning set forth in Section 8.6.2.

          "Employee Program" shall have the meaning set forth in Section 3.5.8(i)(1).

          "End Date" shall have the meaning set forth in Section 7.5(b)(i).

          "Environment" shall mean soil, surface waters, groundwaters, stream sediments, ambient air and any other environmental medium.

          "Environmental Law" shall mean any international (e.g. European Community), national (e.g. U.S or Belgian federal), regional (e.g. U.S. state or Belgian region) or state or local environmental, health and/or safety-related law (including common law), statute, regulation, decree, ordinance, rule or order, whether existing previously or as of the date hereof.

          "Environmental Liabilities" means any Liabilities (known or unknown, fixed or contingent and including liability for response costs, personal injury, property damage or natural resource damage) or investigatory, corrective or remedial obligations arising under Environmental Laws arising out of, related to, attributable to or caused by the operations of MSC/SFI or the Companies (or any predecessor of MSC/SFI or any Company or any prior owner of all or part of their respective businesses or assets) including any past and present operations and their corresponding locations prior to the Closing Date, including, without limitation, those relating to the handling, treatment, generation, transport, recycling, storage, disposal, Release or Threat of Release of Hazardous Materials at or from any past or current property or facility of MSC/SFI or any Company or their predecessors, or any offsite waste treatment, storage or disposal facility receiving waste from MSC/SFI or any Company or their predecessors prior to the Closing Date, and shall include, without limitation, all obligations and Liabilities arising from, caused by, or relating directly or indirectly to that set forth in Section 3.8 of the Disclosure Letter.

          "Environmental Matters" shall mean the matters set forth in Section
3.8.

          "ERISA" shall have the meaning set forth in Section 3.5.8.

          "EVA Plan" shall have the meaning set forth in Section 8.3.3.

          "Excepted Warranties" shall have the meaning set forth in Section 9.7.1(i).

          "Expiration Date" shall have the meaning set forth in Section
8.3.5(b).

          "Final Closing Trial Balance" shall have the meaning set forth in
Section 1.4.1.

          "Foreign Subsidiaries" shall mean MSC Specialty Films (UK) Ltd., a United Kingdom corporation, Solar Gard (SEA) Pte, Ltd., a Singapore corporation, MSC Specialty Films (Canada) Inc., an Ontario corporation, MSC Specialty Films (Australasia) Pty. Limited, an Australian corporation, MSC Specialty Films de Mexico SA de SV, a Mexican corporation, and Specialty Films de Services Company SA de SV, a Mexican corporation collectively.

          "Foreign Subsidiary Intercompany Account Balance" shall have the meaning set forth in Section 1.4.6.

          "Foreign Subsidiary Liabilities" shall mean the following Liabilities relating to the Foreign Subsidiaries:

          (a) Liabilities for indebtedness for borrowed monies or guarantees incurred by the Foreign Subsidiaries prior to the Closing Date (including intercompany debt due to MSC);

          (b) Except for the Liabilities for Taxes reflected on the Final Closing Trial Balance, all Liabilities for Taxes (including, without limitation, all foreign, federal, state and local income and franchise Taxes) of the Foreign Subsidiaries for periods prior to the Closing Date, other than transfer or sales Taxes imposed on the Foreign Subsidiaries as a result of the transaction contemplated by this Agreement;

          (c) Except for Product Warranty Claims, all Liabilities to third parties with respect to products, designed, manufactured, acquired for resale, which are sold or leased by the Foreign Subsidiaries prior to the Closing Date, without regard to (i) the basis or theory of claim (negligence, strict tort, breach of express or implied warranty, fraud or failure to warn, test, inspect or instruct or otherwise), (ii) the nature of the damages sought (property damage, economic loss, personal injury, wrongful death or other), or (iii) whether the claim arose or is asserted before or after the Closing Date;

          (d) All Liabilities arising out of, related to or attributable to any of the Foreign Subsidiaries' or any predecessor's infringement of third party intellectual property rights prior to the Closing Date;

          (e) All Liabilities of any of the Foreign Subsidiaries to any Affiliate prior to the Closing Date;

          (f) All Liabilities to shareholders, officers and directors of the Foreign Subsidiaries in their capacities as such for actions or omissions prior to the Closing Date;

          (g) All Environmental Liabilities of the Foreign Subsidiaries;

          (h) Liabilities arising out of the ownership, leasing or operation of any property or facility of the Foreign Subsidiaries prior to the Closing Date, including, without limitation, any Liabilities relating to personal injury, property damage or any contractual indemnification provided in connection with such property or facility except to the extent to which proceeds from insurance coverage of the Foreign Subsidiaries prior to the Closing are available to the Foreign Subsidiaries after the Closing to reimburse for such Liabilities and only to such an extent;

          (i) Liabilities related to or arising from or in connection with any Foreign Subsidiary's employees, and Liabilities related to or arising from the Employee Programs in each case in respect of the period prior to the Closing Date; and

          (j) Liabilities relating to the Disclosed Matter set forth in Section 3.4.1(b)(iv).


          "Former Employee" shall have the meaning set forth in Section 8.4.

          "Full Coverage Matters" shall have the meaning set forth in Section 9.9.1.

          "GAAP" shall mean generally accepted accounting principles as used in the financial statements referenced in Section 3.3.1.

          "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

          "Hazardous Material" shall mean any pollutant, toxic substance, chemical, hazardous waste, hazardous material, hazardous substance, oil or petroleum-based compound as regulated by any Environmental Law.

          "Intellectual Property" shall mean all intellectual property including, without limitation, inventions (whether or not patentable), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations and corresponding patent applications and patents thereof; all trademarks (excluding Specular +, +CR and +SR), service marks, trade dress, logos, trade names, and corporate names, and all applications, registrations, and renewals in connection therewith; all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; all trade secrets and confidential business information (including, without limitation, secret processes, procedures, ideas, research and development, know-how, formulas, compositions, engineering, manufacturing and production processes and techniques, technical data, assembly design, installation, other technical designs, drawings, and specifications, working notes and memos, market studies, consultants' reports, technical and laboratory data, competitive samples, engineering prototypes, pricing lists, cost information, and all similar property of any nature, tangible or intangible), all computer software (including data and related documentation); and all copies and tangible embodiments thereof (in whatever form or medium); all know how, techniques, processes, manufacturing methods, whether patentable or not, except as provided in Section 2.1 of the Exclusive Supply Agreement described in
Section 7.1.10; in each case together with all licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions.

          "Inventory" shall mean the inventory of the Companies.

          "IRS" shall have the meaning set forth in Section 3.5.8(b).

          "ISF" shall mean Innovative Specialty Films LLC, a Delaware limited liability company.

          "ISF Membership Interest" shall have the meaning set forth in Recital
J.

          "Joint Venture Agreement" shall have the meaning set forth in Section 8.7.

          "Knowledge" means the knowledge of the corporate officers of each of the MSC Parties and the Companies charged with responsibility for the particular function currently in the position. An individual will be deemed to have Knowledge of a particular fact or matter if a reasonable business person would be aware of such fact or matter in the ordinary course of business.

          "Law" shall mean any international (e.g. European Community), national (e.g. U.S or Belgian federal), regional (e.g. U.S. state or Belgian region) or local law, statute, regulation, decree, ordinance, rule or order, whether existing previously or as of the date hereof.

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

          "Leases" shall have the meaning set forth in Section 3.7.1.

          "Leased Real Property" shall have the meaning set forth in Section 3.7.1.

          "Letter of Intent" shall have the meaning set forth in Section 10.17.

          "Liabilities" means responsibilities, obligations, duties, commitments, claims, and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

          "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, limitation, security interest, option, pledge, warrant or any other title defect or restriction of any kind.

          "MSC" shall mean Material Sciences Corporation, a Delaware corporation.

          "MSC 401(k) Plan" shall have the meaning set forth in Section 8.3.8

          "MSC Deferred Compensation Plan" shall have the meaning set forth in
Section 8.3.10.

          "MSC Intellectual Property" shall have the meaning set forth in
Section 2.2.

          "MSC Parties" shall mean MSC and MSC/SFI collectively.

          "MSC Retirement Plan" shall have the meaning set forth in Section
8.3.9

          "MSC/SFI" shall mean MSC Specialty Films, Inc., a California corporation.

          "MSC/SFI Entities" shall mean MSC/SFI, Newco, Pro Marketing, Solar-Gard and Foreign Subsidiaries.

          "MSC/SFI Indemnified Parties" shall have the meaning set forth in
Section 9.3.

          "MSC/SFI Intellectual Property" shall have the meaning set forth in
Section 2.1.

          "Material Contracts" shall have the meaning set forth in Section
3.5.2.

          "Membership Interests" shall have the meaning set forth in Section 3.1.5.

          "Mexican Subsidiaries" shall have the meaning set forth in Recital I.

          "Newco" shall have the meaning set forth in Recital H.

          "Newco 401(k) Plan" shall have the meaning set forth in Section 8.3.8.

          "Newco EVA Plan" shall have the meaning set forth in Section 8.3.3

          "Newco Membership Interest" shall have the meaning set forth in Recital J.

          "Non-Disclosure Agreement" shall have the meaning set forth in Section 10.17.

          "NVB" shall mean N.V. Bekaert S.A., a corporation formed under the laws of Belgium.

          "NVB Intellectual Property Rights" shall mean the MSC/SFI Intellectual Property and the MSC Intellectual Property.

          "NVB Parties" shall mean NVB, Bekaert and the Companies.

          "Open Due Diligence Matters" shall mean the items marked *OD in the Disclosure Letter and the schedules attached thereto.

          "Option Agreements" shall have the meaning set forth in Section 8.3.1.

          "OSH Act" means the Occupational Safety and Health Act of (1970), 29 U.S.C. 651 et seq, 29 CFR Parts 1901 through 1910x and Part 1926.
           -- ---

          "Owned Real Property" shall have the meaning set forth in Section
3.7.1.

          "Permit" shall mean any environmental permit, license, approval, consent, or authorization issued by a federal, state, regional, or local Governmental Authority.

          "Person" means any individual, corporation, partnership, association or any other entity or organization.

          "Preliminary Closing Trial Balance" shall have the meaning set forth in Section 1.4.1.

          "Preliminary EVA Plan Accrual" shall have the meaning set forth in
Section 1.4.4.

          "Principal Management" means the authority to principally direct the handling of the subject matter of an environmental matter, including, without limitation, selection of consultants, contractors, experts or advisors; evaluation, selection and implementation of remedial measures; and negotiations with or challenges to any governmental bodies or third parties.

          "Product Warranty Claims" shall have the meaning set forth in Section 9.3.3.

          "Pro Marketing" shall mean Pro Marketing, Inc., a Nebraska corporation.

          "Protected Information" shall have the meaning set forth in Section 8.5.1.

          "Purchase Price" shall have the meaning set forth in Section 1.2.

          "Real Property" shall have the meaning set forth in Section 3.7.1.

          "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping into the Environment.

          "Restricted Business" shall have the meaning set forth in Section 8.5.2(a).

          "Restricted Stock Awards" shall have the meaning set forth in Section 8.3.2.

          "Retained Assets" shall have the meaning set forth in Section 2.2 of the Contribution Agreement.

          "Retained Liabilities" shall have the meaning set forth in Section 2.4 of the Contribution Agreement.

          "Sales Orders" shall have the meaning set forth in Section 3.5.2(k).

          "Sales Tax Matter" shall have the meaning set forth in Section 9.10.2.

          "SERP" shall have the meaning set forth in Section 8.3.6

          "SERP Participants" shall have the meaning set forth in Section 8.3.6.

          "Solar-Gard" shall mean Solar-Gard International, Inc., a Florida corporation.

          "Stock Options" shall have the meaning set forth in Section 8.3.5(b).

          "Superfund Liability" shall have the meaning set forth in Section 9.2.6(b).

          "Target Foreign Cash Amount" shall have the meaning set forth in
Section 1.4.3.

          "Target Working Capital" shall have the meaning set forth in Section 1.4.2.

          "Tax" or "Taxes" shall have the meaning set forth in Section 3.3.4.

          "Tax Code" or "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

          "Termination of Mediation" shall have the meaning set forth in Section 8.6.2.

          "Threat of Release" shall mean a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that may result from such Release.

          "Total EVA Plan Adjustment" shall have the meaning set forth in
Section 1.4.4.

          "Transferred Employees" shall have the meaning set forth in Section 8.3.1.

          "Trigger Amount" shall have the meaning set forth in Section
9.11.2(a).

          "Working Capital" shall have the meaning set forth in Section 1.4.2.

     10.2 Notices.  All notices, consents, waivers, and other communications
          -------
required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment with hard copy to immediately follow by mail, or (c) received or rejected by the addressee if sent by registered or certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other addresses or facsimile numbers or person as a party may designate by notice to the other parties:

               (a)  If to Bekaert, to:

                    Bekaert Corporation
                    3200 West Market Street, Suite 303
                    Akron, Ohio 44333
                    Facsimile Number:  (330) 873-3424
                    Attn:  David Best, Chief Financial Officer

                    With a copy to:

                    N.V. Bekaert S.A.
                    President Kennedypark 18
                    B-8500 Kortrijk
                    Belgium
                    Facsimile Number: 32 56 23 0546
                    Attn: Legal Department

                    and

                    Brouse McDowell
                    500 First National Tower
                    Akron, OH 44308
                    Facsimile Number: (330) 253-8601
                    Attn: Robert P. Reffner, Esq.

               (b)  If to MSC/SFI, to:

                    Material Sciences Corporation
                    2200 East Pratt Boulevard
                    Elk Grove Village, IL 60007
                    United States of America
                    Facsimile Number:  (847) 439-0737
                    Attention: Chief Financial Officer

                    With a copy to:

                    Luce, Forward, Hamilton & Scripps
                    600 West Broadway, Suite 2600
                    San Diego, CA  92101
                    United States of America
                    Facsimile Number: (619) 645-5339
                    Attention:  John W. Brooks, Esq.

               (c)  If to MSC, to:

                    Material Sciences Corporation
                    2200 East Pratt Boulevard
                    Elk Grove Village, IL 60007
                    United States of America
                    Facsimile Number:  (847) 439-0737
                    Attention: Chief Financial Officer

                    With a copy to:

                    Luce, Forward, Hamilton & Scripps
                    600 West Broadway, Suite 2600
                    San Diego, CA  92101
                    United States of America
                    Facsimile Number: (619) 645-5339
                    Attention: John W. Brooks, Esq.

               (d)  If to NVB, to:

                    N.V. Bekaert S.A.
                    President Kennedypark 18
                    B-8500 Kortrijk
                    Belgium
                    Facsimile Number: 32 56 23 0546
                    Attn: President

                    With a copy to:

                    N.V. Bekaert S.A.
                    President Kennedypark 18
                    B-8500 Kortrijk
                    Belgium
                    Facsimile Number: 32 56 23 0546
                    Attn: Legal Department


Any party may change its address for purposes of this Agreement by giving each other party written notice thereof.

     10.3  Binding Effect.  Except as may be otherwise provided herein, this
           --------------
Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

     10.4  Headings.  The headings in this Agreement are intended solely for
           --------
convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     10.5  Exhibits, Schedules and Disclosure Letter.  The Exhibits, Schedules
           -----------------------------------------
and Disclosure Letter referred to in this Agreement shall be deemed to be a part of this Agreement.

     10.6  Counterparts.  This Agreement may be executed in multiple
           ------------
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

     10.7  No Waiver of Rights.  The rights and remedies of the parties to
           -------------------
this Agreement are cumulative and not alternative. None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in writing signed by an authorized representative of such party. Neither the failure nor delay by either party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or of any other right or power. No waiver by either party of any breach hereof shall be deemed a waiver of any preceding, continuing or succeeding breach of the same or any other term hereof.

     10.8  Pronouns.  The use of a particular pronoun herein shall not be
           --------
restrictive as to gender or number but shall be interpreted in all cases as the context may require.

     10.9  Time Periods.  Any action required hereunder to be taken within a
           ------------
certain number of days shall be taken within that number of calendar days;
                                                            --------
provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

     10.10  Modification or Amendment.  No supplement, modification or
            -------------------------
amendment of this Agreement shall be binding unless made in a written instrument which is signed by all of the parties and which specifically refers to this Agreement.

     10.11  Entire Agreement.  This Agreement (including all exhibits,
            ----------------
schedules and the Disclosure Letter), the Contribution Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

     10.12  No Assignment.  Neither this Agreement nor any interest herein may
            -------------
be assigned, or any obligation delegated, by either party hereto without the prior written consent of the other party except as expressly provided in this Agreement or to an Affiliate of a party.

     10.13  Severability.  If any one or more of the provisions contained in
            ------------
this Agreement or in any document executed in connection herewith (other than provisions constituting a material consideration to a party's entering into this Agreement or such other document) shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, provided, however, that in such case the parties shall use their best efforts to achieve the purpose of the invalid provision.

     10.14  Governing Law.  This Agreement and all actions contemplated hereby
            -------------
shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to the principles of conflict of laws, as provided in Section 5-1401 of New York General Obligations Laws.

     10.15  Survival.  The provisions of this Agreement shall survive the
            --------
Closing.

     10.16  No Third Party Beneficiaries.  This Agreement shall not be construed
            ----------------------------
as giving any Person, other than the parties hereto and their successors and permitted assignees, any legal or equitable right, remedy or claim herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of the parties, successors and permitted assignees and for the benefit of no other Person or entity.

     10.17  Mutual Non-Disclosure Agreement and Letter of Intent.   Reference is
            ----------------------------------------------------
made to the Mutual Non-Disclosure Agreement between the MSC Parties, on the one hand, and the Bekaert Parties, on the other hand, dated April 17, 2001 (the "Non-Disclosure Agreement") and Letter of Intent between the MSC Parties, on the one hand, and the Bekaert Parties, on the other hand, dated June 8, 2001 ("Letter of Intent"). All rights and remedies for a breach of the Non-Disclosure Agreement and the Letter of Intent are reserved and survive the execution of this Agreement, including, without limitation, claims by the Bekaert Parties arising out of the events surrounding announcement of the transaction on June 8, 2001.


                      [Signatures on the following page]

INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                              BEKAERT:

                              BEKAERT CORPORATION

                              By:    /s/ David R. Best
                                     ----------------------------------------
                              Title: Chief Financial & Administrative Officer


                              By:    /s/ John Denorme
                                     ----------------------------------------
                              Title: Assistant Secretary


                              MSC:

                              MATERIAL SCIENCES CORPORATION

                              By:    /s/ Gerald G. Nadig
                                     ----------------------------------------
                              Title: Chairman, President and Chief Executive
                                     Officer


                              MSC/SFI:

                              MSC SPECIALTY FILMS, INC.

                              By:    /s/ James J. Waclawik, Sr.
                                     ---------------------------------------
                              Title: Vice President, Chief Financial Officer
                                     and Secretary

                              NVB:

                              N.V. BEKAERT S.A.

                              By:    /s/ Guy Haemers
                                     ---------------------------------------
                              Title: Executive Vice-President

                              By:    /s/ Raf Decaluwe
                                     ---------------------------------------
                              Title: Chief Executive Officer

                                      -i-